Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

BY AND BETWEEN

STEADFAST INCOME REIT, INC.,

and

BREIT STEADFAST MF JV LP
and

BREIT STEADFAST MF PARENT LLC

and

BREIT STEADFAST MF GP LLC

Date: November 10, 2017

Properties:    21 Property Multifamily Portfolio (including Valley Farms Clubhouse)

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 10th day of November, 2017, by and between STEADFAST INCOME REIT, INC. (hereinafter referred to as “Steadfast”), BREIT STEADFAST MF JV LP (hereinafter referred to as the “Company”) BREIT STEADFAST MF PARENT LLC (hereinafter referred to as “BREIT LP”) and BREIT STEADFAST MF GP LLC (the “BREIT GP”; together with BREIT LP, hereinafter referred to, collectively, as “Blackstone” or the “BREIT Partners”) (each a “Party” and collectively the “Parties”).
W I T N E S S E T H T H A T:
WHEREAS, Steadfast is the beneficial owner of each of the properties listed on Exhibit A attached hereto (including the Land, Improvements and all right, title and interest in the Appurtenances, Personal Property, Leases and Designated Service Contracts related thereto, each individually, a “Property”, and collectively, the “Properties”); and
WHEREAS, Steadfast desires to contribute the Properties to the Company (which at Closing shall be a limited partnership between the BREIT Partners and SIR LANDS Holdings, LLC, a Delaware limited liability company, a subsidiary of Steadfast (the “Steadfast Partner”)) upon the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto intending to be legally bound, hereby agree as follows:
1.DEFINITIONS AND MEANINGS
In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Article 1:
1.1    “Accountants” is defined in Section 18.20 of this Agreement.
1.2    “Affiliate” means with respect to a specified Person any other Person which directly or indirectly controls, is under common control with, or is controlled by, such specified Person.
1.3    “Affiliate Agreements” is defined in Section 9.1.24 of this Agreement.
1.4    “Agreed Value” means, with respect to each Property, the amount set forth on Exhibit B hereto for such Property. “Agreed Values” means each Agreed Value collectively.
1.5    “Agreement” means this Contribution Agreement, together with any and all amendments, modifications, or supplements hereof and any and all exhibits, schedules, and addenda attached hereto.

1.6    “Appeal” is defined in Section 6.2.1(a) of this Agreement.
1.7    “Appurtenances” related to a Property means all easements, rights, ways, waterways, rights-of-way, covenants, and appurtenances benefiting the Land and Improvements related to such Property.
1.8    “Assumed Loan” means any of the loans identified on Exhibit D attached hereto, which is secured by a mortgage and security interest in any Encumbered Property. Collectively, such loans are herein referred to as “Assumed Loans”
1.9    “Audit Assistance” is defined in Section 18.20 of this Agreement.
1.10    “Audit Inquiry Letter” is defined in Section 18.20 of this Agreement.
1.11    “Blackstone” is defined in the Preamble of this Agreement.
1.12    “Blackstone Party(ies)” is defined in Section 7.1 of this Agreement.
1.13    “BREIT Partners” is defined in the Preamble of this Agreement
1.14    “Broker” is defined in Section 16 of this Agreement.
1.15    “Cap Amount” is defined in Section 15.4 of this Agreement.
1.16    “Claim” means any allegation of breach, suit, action, proceeding, investigation, demand, claim, liability, penalty, judgment, loss, damage, expense, or cost.
1.17    “Claim Notice” means a written notice by a Party to another Party setting forth a reasonably detailed description of any Claim or Claims being asserted, an explanation of why such Claim is alleged to be the responsibility of the other Party, and the amount of the alleged loss, cost and expense.
1.18    “Closing” means the consummation of the contribution of the Properties to the Company on either the Initial Closing Date or the Outside Closing Date (as context so requires) as contemplated by this Agreement by the deliveries required under Article 13 hereof.
1.19    “Closing Date” means the Initial Closing Date or the Outside Closing Date, established under Section 6.1 hereof.
1.20    “Closing Documents” means the documents, instruments (including, without limitation, any deeds or assignments) and other agreements executed and delivered by the Parties, the Company or their respective Affiliates, at or in connection with Closing.
1.21    “Code” means the Internal Revenue Code of 1986, as amended.
1.22    “Company” has the meaning set forth in the Preamble of this Agreement.
1.23    “Company’s Endorsements” is defined in Section 1.106 of this Agreement.

1.24    “Company Agreement” means that certain amended and restated limited partnership agreement by and between Steadfast Partner and BREIT Partners in form substantially as attached hereto as Exhibit F.
1.25    “Company Subsidiary” means those certain Delaware limited liability companies or Delaware limited partnerships set forth on Schedule 1.25, each to be formed as an indirect wholly-owned subsidiary of the Company for the purpose of acquiring title to a Property pursuant to the terms of this Agreement. Collectively, such entities are referred to as the “Company Subsidiaries.”
1.26    “Company Transaction Costs” means (i) escrow and recording costs, mortgage taxes, and other closing costs customarily paid by a buyer in the locality of a particular Property, (ii) subject to the terms hereof, all costs and fees related to the Loan Assumption Approvals, including all Loan Assumption Costs and all legal fees and expenses of counsel to the Company in connection with the Loan Assumption Approvals (other than payments of unpaid principal and interest then due with respect to such Assumed Loan), (iii) all fees and costs related to the Company’s acquisition financing, all lender fees and other fees which are customarily paid by a borrower (“Financing Costs”), (iv) all prepayment penalties or defeasance fees, costs and expenses related to the Prepaid Loans secured by the applicable Properties (excluding the Assumed Loans), (v) the costs of forming the Company and the Company Subsidiaries in Delaware and qualifying such Company Subsidiaries to do business in the states where the Properties are located, (vi) working capital for the Company in an amount reasonably established by the BREIT Partners (including with respect to anticipated capital expenditures and lender reserves required under any acquisition financing), (vii) all taxes (other than transfer taxes and Taxes governed by Section 6.2.1) and other closing costs relating to particular Properties which are customarily paid by a buyer in the locality of such Properties, and (viii) the title insurance premiums and fees which are the responsibility of the Company on Schedule 1.26 attached hereto. All Company Transaction Costs shall be funded by the Company and shall be borne and funded 90% by the BREIT LP and 10% by the Steadfast Partner.
1.27    “Commission Obligations” means leasing or brokerage commissions or apartment locator fees owed under any lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to a Property.
1.28    “Condominium Documents” shall mean, collectively, the condominium declaration, bylaws and each other material agreement governing the condominium project located at the Property known as RSA Condos.
1.29    “Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement between Steadfast and Blackstone Real Estate Advisors L.P. dated June 23, 2017.

1.30    “Control” (and the correlative terms “controls”, “controlled by”, “controlling” and “under common control with”) of a Person means the possession, direct or indirect, or the power to direct or cause the direction of the business and affairs of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
1.31    “Data Room” shall mean that certain online data room provided through IntraLinks, established by Broker and identified as the “Project Recap” exchange.
1.32    “Designated Service Contracts” means those Service Contracts which the Company has elected to cause the applicable Company Subsidiary to assume (to the extent assumable), as more particularly set forth on Schedule 1.31.
1.33    “Disclosed” shall mean disclosed by information contained in (i) documents and materials with respect to the Properties posted in the Data Room as of 5:00 p.m. New York time on the day that is two (2) Business Days preceding the Effective Date (the “Disclosure End Date”) (but solely to the extent such documents and materials are labeled and posted in a folder in the Data Room in a manner that reasonably relates to such documents and materials) and the subsequent written communications between Steadfast and Blackstone and their respective counsel as of the Disclosure End Date with regard to the foregoing documents and materials, (ii) zoning reports, environmental reports, property condition assessments, Surveys, Title Commitments or lease audits commissioned by and delivered to Blackstone, and (iii) any executed estoppels delivered to Blackstone pursuant to Section 13.1.5.
1.34    “Disclosure End Date” is defined in Section 1.33 of this Agreement.
1.35    “Due Diligence Costs” means the costs incurred by Blackstone in obtaining and updating Surveys, environmental assessments, engineering reports, zoning reports, and other third party reports and studies with respect to the Properties, as well as all actual, third party out of pocket costs incurred by Blackstone in investigating, reviewing, and analyzing the desirability of acquiring an interest in the Properties, including travel costs. For the avoidance of doubt, Company Transaction Costs and Steadfast Transaction Costs shall not be Due Diligence Costs.
1.36    “Due Diligence Documents” is defined in Section 7.3 of this Agreement.
1.37    “Earnest Money” means the amount deposited by Blackstone, on behalf of the Company, with the Escrow Agent pursuant to Section 5.1 hereof, or so much thereof as continues to be held by the Escrow Agent from time to time following the partial disbursements thereof provided for by this Agreement.
1.38    “Effective Date” means the date on which this Agreement has been duly executed by all Parties and a fully executed counterpart has been delivered by each Party to the other; such date shall be inserted in the preamble on the first page of this Agreement.
1.39    “Encumbered Property” means any Property that is subject to an Assumed Loan.

1.40    “Environmental Laws” means the following, as the same may be amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), the Clean Water Act, the Solid Waste Disposal Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Federal Clean Air Act, the Federal Insecticide, Fungicide and Rodenticide Act, each as may be amended from time to time, and any other federal, state, city or county legislation or ordinances (including any and all regulations, rules or policies promulgated thereunder) applicable to the Properties, and identified by its terms as pertaining to hazardous substances, hazardous materials, or hazardous waste, together with their implementing regulations and guidelines.
1.41    “Environmental Reports” means those certain Phase I and/or Phase II environmental site assessments listed on Schedule 1.40 to this Agreement.
1.42    “Escrow Agent” means the Title Company.
1.43    “Evaluation Materials” is defined in Section 7.3 of this Agreement.
1.44    “Executed Original” is defined in Section 18.5 of this Agreement.
1.45    “Existing Lender” means the holder of any Assumed Loan. Collectively such holders are hereinafter referred to as the “Existing Lenders”.
1.46    “Expiration Date” is defined in Section 9.3 of this Agreement.
1.47    “Financial Information” is defined in Section 18.20 of this Agreement.
1.48    “Financing Costs” is defined in Section 1.26 of this Agreement.
1.49    “Floor Amount” is defined in Section 15.4 of this Agreement.
1.50    “Fundamental Steadfast Representations” means the representations and warranties given by Steadfast in Sections 9.1.1 through 9.1.8.
1.51    “Governmental Authority” means, with respect to any Property, any federal, state, county, municipal, or other governmental authority or quasi-governmental authority, agency, board or office having jurisdiction over such Property.
1.52    “Hazardous Materials” is defined in Section 9.1.17 of this Agreement.
1.53    “Improvements” related to a Property means all right, title and interest of the applicable Property Owner in and to the buildings, improvements, structures and fixtures now (or on the Closing Date) located upon the Land related to such Property.
1.54    “Indemnified Party(ies)” is defined in Section 18.20 of this Agreement.

1.55    “Initial Closing Date” is defined in Section 6.1 of this Agreement.
1.56    “Initial Contribution” means Steadfast’s contribution of the applicable Properties on the applicable Closing Date to the Company and BREIT LP’s contribution of 90% of the Agreed Value with respect to the applicable Properties (subject to the adjustments set forth herein) being acquired by the Company on the applicable Closing Date as a cash contribution to the Company.
1.57    “Known Violations” is defined in Section 9.1.10 of this Agreement.
1.58    “Land” related to a Property means that certain real property described in Exhibit P related to such Property, including any and all the rights, benefits, privileges, and Appurtenances thereon or in anywise appertaining to such real property; and any and all right, title, and interest of the applicable Property Owner in and to all plants, landscaping and other vegetation located thereon and all strips and gores and any land lying in the bed of any street, road or alley, open, or closed, adjoining such real property and to the center line thereof.
1.59    “Leases” means the leases and occupancy agreements of the Properties, each between the respective Property Owner and the applicable Tenant, together with any leases or occupancy agreements that may be made by the applicable Property Owner after the date hereof and before Closing as permitted by this Agreement, and any and all amendments and supplements thereto, and any and all guaranties and security received by landlord in connection therewith.
1.60    “Letter of Intent” means that certain letter agreement dated August 14, 2017, by and between Steadfast and Blackstone Real Estate Advisors L.P.
1.61    “Loan Assumption Approval” is defined in Section 12.3.1 of this Agreement.
1.62    “Loan Assumption Costs” is defined in Section 12.3.4 of this Agreement.
1.63    “Loan Documents” is defined in Section 9.1.13 of this Agreement.
1.64    “Loan Assumption Documents” is defined in Section 12.3.4 of this Agreement.
1.65    “Material” is defined in the Section 14.1 of this Agreement.
1.66    “Meritage” shall mean that certain property commonly known as “Meritage at Steiner Ranch” located at 4500 Steiner Ranch Boulevard, Austin, Texas 78732.
1.67    “Non-Imputation Endorsement” is defined in the Section 8.4 of this Agreement.
1.68    “Notice Party(ies)” and “Notifying Party” are each defined in Section 18.14.2 of this Agreement.

1.69     “Obligations Surviving Termination” means those provisions hereof which, by their express terms, survive the termination of this Agreement with respect to any or all of the Properties.
1.70    “OFAC” is defined in the Section 9.1.6 of this Agreement.
1.71    “Ongoing Capital Projects” is defined in Section 9.1.16(a) of this Agreement.
1.72    “Ongoing Capital Project Contracts” is defined in Section 9.1.16(b) of this Agreement.
1.73    “Operating Statements” is defined in Exhibit C of this Agreement.
1.74    “Order” and “Orders” are defined in the Section 9.1.5 of this Agreement.
1.75    “Outside Adjustment Date” is defined in Section 6.2.8 of this agreement.
1.76    “Outside Closing Date” is defined in Section 6.1 of this Agreement.
1.77    “Party” and “Parties” is defined in the Preamble of this Agreement.
1.78    “Permitted Exceptions” is defined in Section 8.1 of this Agreement.
1.79    “Permitted Representation Changes” is defined in Section 12.2.1.
1.80    “Person” means any natural or artificial legal entity whatsoever, including, but not limited to, any individual, general partnership, limited partnership, unincorporated association, sole proprietorship, corporation, limited liability company, trust, business trust, real estate investment trust, joint venture, or government authority.
1.81    “Personal Property” related to a Property means:
(a)    the material tangible personal property listed on Schedule 1.72 and all equipment, machinery, furnishings, supplies, and other personal property owned by the Property Owner of each Property (but not including items owned or leased by Tenants, or which are leased by such Property Owner, its Affiliates or its property manager) that is now or hereafter located at or within such Property or used in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Land and Improvements including, without limitation, all equipment, goods, apparatus, fittings, appliances, machinery, air conditioners, stoves, refrigerators, dishwashers, furniture, art work, furnishings, office equipment and supplies, tools, supplies, carpeting, draperies and curtains, building materials and supplies, construction and finish materials, telephone systems, security systems, decorations, sculpture, vehicles, equipment, furniture and fixtures in any gym, spa, meeting room, common area, business center, play room, patio and clubhouse and office related furnishings (including, without limitation, any technology), leasing kiosks, iPads and computers, and other personal property;

(b)    all intangible personal property now or hereafter owned by such Property Owner in connection with such Property, including without limitation any and all of such Property Owner’s rights in and to all trade names and trademarks associated with the Property (excluding any right to the “Steadfast” name), including, without limitation, the name of the building, all website domains, telephone numbers, guarantees, licenses, approvals, certificates, permits and warranties relating to the Properties and any insurance proceeds or condemnation awards or claims thereto to be assigned to the applicable Company Subsidiary pursuant to this Agreement;
(c)    all books and records relating to the Property;
(d)    any and all warranties, guaranties, and lien waivers relating to such Property;
(e)    all certificates of occupancy, plans and specifications for the Improvements, applications, permits, licenses, approvals, consents and authorizations (including development rights), to the extent assignable, relating to the development, construction, ownership, operation, use, possession and occupancy of such Property; and
(f)    all rights of any Property Owner as “declarant” under any declaration of condominium or declaration of covenants, conditions, and restrictions.
1.82    “Press Release” is defined in Section 18.16 of this Agreement.
1.83    “Prepaid Loans” means the existing loans encumbering certain of the Properties as more particularly described on Exhibit E attached hereto and incorporated herein by reference.
1.84    “Property” and “Properties” are defined in the preamble of this Agreement. For avoidance of doubt, in the event any Property becomes a Removed Property (as defined below) pursuant to the terms of this Agreement, the terms Property and Properties shall no longer include such Removed Property.
1.85    “Property Agreements” is defined in Section 9.1.21 of this Agreement.
1.86    “Property Management Agreement” is defined in Section 11.8 of this Agreement.
1.87    “Property Owner” and “Property Owners” means the Persons listed on Exhibit A attached hereto which are the current owners of the Properties, the ownership interests in each of which Persons are owned indirectly by Steadfast. For avoidance of doubt, in the event any Property becomes a Removed Property (as defined below) pursuant to the terms of this Agreement, the terms Property Owner and Property Owners shall no longer include the owner of such Removed Property.
1.88    “Proprietary Information” is defined in Section 7.3 of this Agreement.
1.89    “Purchase Price” is defined on Schedule 1.82 of this Agreement.

1.90    “Related Company Agreements” shall mean (a) those certain Property Management Agreements dated as of the Closing Date, by and between the applicable Company Subsidiary and Steadfast Management Company, Inc., (b) that certain Accounting and Administrative Agreement dated as of the Closing Date, by and between the Company and Steadfast Income Advisor, LLC and (c) any other agreement executed on the Closing Date between the Company or any of the Company’s direct or indirect subsidiaries (on the one hand) and Steadfast or any of its affiliates (on the other hand).
1.91    “Rents” is defined in Section 6.2.3 of this Agreement.
1.92    “Removed Property” means any Property that is removed from this Agreement in accordance with the terms hereof.
1.93    “Required SEC Filings” means those filings to be made by BREIT and/or Steadfast with the SEC as more particularly described on Schedule 1.83 attached hereto.
1.94    “RUBS” is defined in Section 6.2.4 of this Agreement.
1.95    “Service Contracts” means material agreements between Property Owners and third party vendors in connection with the maintenance, repair and operation of their respective Properties that are transferable and may be assigned pursuant to their terms.
1.96    “Steadfast” is defined in the Preamble of this Agreement.
1.97    “Steadfast Partner” is defined in the Preamble of this Agreement.
1.98    “Steadfast Party” and “Steadfast Parties” are defined in Section 10.6 of this Agreement.
1.99     “Steadfast Transaction Costs” shall mean (1) all transfer, documentary, or other such state, county and local transfer taxes incident to the conveyance of the Properties to the Company Subsidiaries, to the extent such taxes or similar charges are required to be paid in the jurisdictions in which the Properties are located, (2) all taxes (other than Taxes governed by Section 6.2.1 and without duplication of (1)) and other closing costs relating to particular Properties which are customarily paid by a seller in the locality of such Properties, (3) the title insurance premiums and fees which are the responsibility of Steadfast on Schedule 1.26 attached hereto, (4) amounts owed to the Broker in connection with the transaction described in this Agreement, which shall be the sole responsibility of Steadfast, as described in Section 16 hereof, (5) the principal and unpaid interest due with respect to the Prepaid Loans, and (6) the legal fees and expenses of counsel to Steadfast.
1.100    “Surveys” is defined in Section 8.1 of this Agreement.
1.101    “Taxes” is defined in Section 6.2.1 of this Agreement.
1.102    “Tenants” means the tenants under the Leases.

1.103    “Title Company” shall mean Lexington National Land Services, as agent for Stewart Title Guaranty Company.
1.104    “Title Commitments” is defined in Section 8.1 of this Agreement.
1.105    “Title Objections” and “Additional Title Exceptions” are defined in Section 8.1 of this Agreement.
1.106    “Title Policies” means ALTA Owner’s Policies of title insurance, with extended coverage issued by the Title Company as of the Closing Date, in the amount of each Agreed Value, containing the Company’s Endorsements, insuring each Company Subsidiary as owner of marketable fee simple title to the Land, Improvements, and Appurtenances relating to each Property, and subject only to the Permitted Exceptions. “Company’s Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which a Property is located: (1) the endorsements set forth on Schedule 1.97; (2) non-imputation and (3) such other endorsements as Blackstone may reasonably require based on its review of the Title Commitment and Survey for such Property.
1.107     “Unencumbered Properties” shall mean the Properties that are not subject to an Assumed Loan.
2.    FORMATION OF COMPANY AND COMPANY SUBSIDIARIES; CONTRIBUTIONS TO COMPANY; PAYMENT OF PURCHASE PRICE
Upon the terms and conditions set forth in this Agreement, (i) the BREIT Partners have formed the Company and (ii) the Company agrees that the Company shall form the Company Subsidiaries as wholly owned subsidiaries of the Company. The form of the Amended and Restated Limited Partnership Agreement of the Company is attached hereto as Exhibit F and by this reference made as part hereof (hereinafter referred to as the “Company Agreement”).
On the Initial Closing Date, (i) Steadfast will require and otherwise cause the applicable Property Owners to convey the Unencumbered Properties to the applicable Company Subsidiary formed for the purpose of acquiring title to such Property, (ii) BREIT LP will contribute to the Company 90% of the Agreed Value with respect to the Unencumbered Properties so contributed by Steadfast (subject to the adjustments set forth herein), (iii) Company shall pay to Steadfast 90% of the Agreed Value with respect to the Unencumbered Properties so contributed by Steadfast (subject to the adjustments set forth herein) and (4) Steadfast shall be issued (through the Steadfast Partners) a 10% limited partner interest in the Company (as provided in the Company Agreement) and reflecting a capital contribution equal to the sum of (x) 10% of the Agreed Value allocated to such Unencumbered Properties and (y) 10% of the Company Transaction Costs allocated to such Unencumbered Properties (reflecting payments made pursuant to Section 6.9.2).

On the Outside Closing Date, (i) Steadfast will require and otherwise cause the applicable Property Owners to convey the Encumbered Properties to the applicable Company Subsidiary formed for the purpose of acquiring title to such Property, (ii) BREIT LP will contribute to the Company a portion of the Purchase Price equal to 90% of the Agreed Value of the Encumbered Properties so contributed by Steadfast (subject to the adjustments set forth herein), (iii) Company shall pay to Steadfast a portion of the Purchase Price equal to 90% of the Agreed Value of the Encumbered Properties so contributed by Steadfast (subject to the adjustments set forth herein) and (iv) the capital contributions of the Steadfast Partners to the Company shall be increased to an amount equal to the sum of 10% of the Agreed Value of all Properties and 10% of all of the Company Transaction Costs (reflecting payments made pursuant to Section 6.9.2).
Notwithstanding anything to the contrary, each Property shall be conveyed to the applicable Company Subsidiary subject to the Permitted Exceptions applicable to such Property and, in the case of the Encumbered Properties, subject to the Assumed Loans.
For U.S. federal income (and applicable state and local income) tax purposes, the Parties intend that the Initial Contributions to the Company shall be treated on each applicable Closing Date as (i) a sale by Steadfast of ninety percent (90%) of the applicable Properties to the BREIT LP in exchange for the applicable portion of the Purchase Price (and assumption of a portion of the Assumed Loans, if applicable on such Closing Date) followed by a contribution by the BREIT LP of such ninety percent (90%) of the applicable Properties (subject to a portion of the Assumed Loans, as applicable) to the Company and (ii) a contribution by Steadfast of the remaining ten percent (10%) of the applicable Properties (subject to a portion of the Assumed Loans, as applicable) to the Company, in exchange for a limited partnership interest.
3.    AGREED VALUES OF PROPERTIES
For purposes of this Agreement, each Property shall be deemed to have a value equal to the Agreed Value set forth in Exhibit B attached hereto. The BREIT LP shall be treated as having made a Capital Contribution (as that term is defined in the Company Agreement) in an amount equal to ninety percent (90%) of the Agreed Value for each acquired Property (reduced by the applicable outstanding balance of any Assumed Loans and subject to the other adjustments contained herein) and the Steadfast Partner shall be treated as having made a Capital Contribution (as that term is defined in the Company Agreement) in an amount equal to ten percent (10%) of the Agreed Value of the Properties (reduced by the applicable outstanding balance of any Assumed Loans), in each case as of the date of Closing. The Parties hereby covenant and agree that they shall each report the Agreed Values on their respective tax filings.
4.    [Reserved]

5.    EARNEST MONEY, ESCROW AGENT, INDEPENDENT CONSIDERATION, AND WITHHOLDING RIGHTS
5.1    Earnest Money. Within two (2) business days following the Effective Date of this Agreement, Blackstone shall deposit with the Escrow Agent the sum of SIXTEEN MILLION AND No/100 DOLLARS ($16,000,000.00) (hereinafter the “Earnest Money.”) The Earnest Money shall be allocated among each of the Properties in proportion to their respective Agreed Values (the “Allocated Earnest Money”). The Escrow Agent shall promptly invest the Earnest Money pursuant to the terms of this Agreement, and the interest and income earned thereon shall become a part thereof and shall be disbursed therewith. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to the terms of this Agreement. Whenever the Earnest Money is by the terms hereof to be disbursed by the Escrow Agent, Steadfast and Blackstone agree promptly to execute and deliver such notice or notices as shall be necessary or, in the opinion of the Escrow Agent, appropriate to authorize the Escrow Agent to make such disbursement. If Blackstone fails to deliver the Earnest Money to Escrow Agent within such two (2) business day period, then Steadfast shall have the option to terminate this Agreement unless Blackstone delivers the Earnest Money to Escrow Agent prior to such election by Steadfast.
5.2    Escrow Agent. The Escrow Agent is executing this Agreement to acknowledge the Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by each of the Parties. Any amendment to this Agreement that is not signed by the Escrow Agent shall be effective as to the Parties thereto, but shall not be binding on the Escrow Agent. The Escrow Agent shall accept the Earnest Money with the understanding of the Parties that the Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Steadfast or Blackstone hereunder. Additional provisions with respect to the Escrow Agent are set forth in Sections 15 and 18.14 of this Agreement.
5.3    Independent Consideration. Upon a termination of this Agreement for any reason that results in the return of the Earnest Money to Blackstone, Blackstone shall pay to Steadfast ONE HUNDRED AND NO/100 DOLLARS ($100.00) as independent consideration for Steadfast’s entering into this Agreement, which shall be retained by Steadfast in all instances. The obligation of Blackstone to pay the Independent Consideration to Steadfast is unconditional and shall survive any termination of this Agreement.
5.4    Withholding Rights. Notwithstanding any other provision of this Agreement, the BREIT Partners, Blackstone and Escrow Agent shall be entitled to deduct and withhold from any payment pursuant to this Agreement any amounts required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign tax law. Any amounts so deducted or withheld shall be (i) paid over to the appropriate Governmental Authority to the extent required by law and (ii) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

6.    CLOSING, PRORATIONS, ADJUSTMENTS, AND CLOSING COSTS
6.1    Closing. Subject to the conditions set forth in this Agreement, the Parties shall cause the contribution of the Unencumbered Properties to the Company Subsidiaries and that portion of the Purchase Price allocable to the Unencumbered Properties so contributed on November 15, 2017 (the “Inside Date”); provided, however, that the Steadfast and the Company shall each have the right to extend such closing by no more than five (5) business days from the Inside Date by providing the other Party with at least one (1) business day prior notice (the Inside Date, as extended pursuant to this Section 6.1, the “Initial Closing Date”). The Closing and contribution of the Encumbered Properties subject to the Assumed Loans and the balance of the Purchase Price shall occur on the earlier to occur of (i) ten (10) business days after the satisfaction of all conditions to Closing including obtaining all Loan Assumption Approvals, and (ii) if the Loan Assumption Approvals are not obtained by January 31, 2018, then March 31, 2018 (the “Outside Closing Date”). Each Closing shall take place through escrow with the Title Company without requiring the Parties to be physically present at the time and location of Closing. Funds shall be deposited into and held by Title Company in a closing escrow account with a bank satisfactory to Steadfast and Blackstone. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the Closing Documents to the appropriate parties and make disbursements according to the closing statements executed by Steadfast, the Property Owners, Blackstone, the Company Subsidiaries, and the Company, as applicable.
6.2    Prorations. All matters involving prorations or adjustments to be made in connection with each applicable Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 6.2. Not less than three (3) business days prior to each Closing, Steadfast shall provide to Blackstone such information and verification reasonably necessary to support the prorations and adjustments under this Section 6.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 6.2 shall be prorated as of 11:59 p.m. on the day immediately preceding each Closing Date. Insofar as Steadfast is the beneficial owner of a Property prior to each Closing Date and the Company, through its ownership of the applicable Company Subsidiary, shall be the beneficial owner of a Property from and after the Closing Date for such Property, all prorations of such items shall be between Steadfast and the Company, with Steadfast to be treated as the owner of each Property, for purposes of prorations of income and operating expenses, prior to each Closing Date, and with the Company to be treated as the owner of each Property, for purposes hereof, on and after the Closing Date for such Property.
6.2.1    Taxes. General real estate taxes and assessments imposed by any Governmental Authority or charge on the Properties for the then current calendar year or other current tax period (collectively, “Taxes”) not yet due and payable or paid in advance shall be prorated.  If the Closing Date for any Property occurs prior to the receipt by the applicable Property Owner of the tax bill for the calendar year or other applicable tax period in which the applicable Closing Date occurs, Steadfast and Company shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates.

a)
All tax protests, challenges or appeals (an “Appeal”) with respect to any Property are listed on Schedule 6.2.1. Any refund or rebate of Taxes resulting from an Appeal with respect to any Property for a tax year ending prior to the Closing Date for such Property (a “Pre-Closing Year Appeal”) shall belong to Steadfast, whether received before or after Closing; provided, however, (x) Steadfast shall be solely responsible for any costs, fees or penalties in connection with such Pre-Closing year Appeals and (y) if such return or refund creates any obligation to reimburse any condominium owners under any Condominium Documents, tenants under any Leases or third parties under any Property Agreement for any rents or other amounts previously paid, that portion of such refund equal to the amount of such reimbursement shall be paid by Steadfast to the applicable tenant or third party. Steadfast shall have the sole authority to prosecute Pre-Closing Year Appeals for twelve (12) months following the Closing Date (the “Tax Appeal Expiration Date”). Neither Steadfast nor any Property Owner shall initiate, prosecute, or settle any Appeal for the tax year in which the Closing for such Property occurs (a “Closing Year Appeal”) after the Effective Date but prior to the Closing Date without Blackstone’s prior written consent, which consent Blackstone may withhold in its sole discretion.  Any refund or rebate of Taxes, less costs incurred in connection therewith, resulting from a Closing Year Appeal shall be prorated between the parties in the same manner as prescribed above, whether received before or after the applicable Closing Date. After the Effective Date Steadfast and Blackstone shall mutually cooperate in the prosecution of any Pre-Closing Year Appeal or Closing Year Appeal until the Tax Appeal Expiration Date, at which point the Company shall prosecute any such Appeal in its sole and absolute discretion.

6.2.2    Insurance. Existing insurance policies with respect to a Property will be terminated at the respective Closing for such Property and new policies will be obtained by the Company with respect to each such Property.
6.2.3    Rents. Rents actually collected under the Leases and all other income actually collected from the Properties shall be prorated for each Property on the Closing Date for such Property. Base rents and other charges actually paid to a Property Owner by the Tenant under any Lease (including any pet rent, parking payments and tenant reimbursements (other than RUBS which is handled below)) (collectively, “Rents”) for the month of the Closing Date and collected by the applicable Property Owner prior to the Closing Date shall be prorated on the Closing Date for such Property. Uncollected Rents and other uncollected income shall not be prorated at Closing. Following each Closing Date, if Steadfast (or the Property Owner or its manager) receives any Rents or other income it shall promptly deliver such Rents to the applicable Company Subsidiary. During the period after each Closing Date, the Company shall direct the applicable Company Subsidiary to deliver to Steadfast Steadfast’s pro rata share of any and all Rents accrued but uncollected for the Properties as of the Closing Date for such Properties to the extent subsequently collected by such Company Subsidiary, net of any collection costs incurred by any such Company Subsidiary; provided, however, the Parties agree that the Company Subsidiary shall apply Rents received from the Tenant after such Closing Date for any Property first to payment of Rents due from such Tenant for any calendar month or months following the Closing Date until such Tenant is current in the payment of post-Closing Rents, then to the Rents owing by such Tenant for the month of the Closing Date, and thereafter to any pre-Closing delinquencies of such Tenant. For a period of 60 days after the applicable Closing, the applicable Company Subsidiary shall bill and attempt to collect rent arrearages from Tenants still residing at the Properties in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. The Company (and the applicable Company Subsidiary) shall have the sole right to pursue and collect rent arrearages after the Closing, provided however, if amounts are not collected by the Company Subsidiary within 60 days after the applicable Closing Date, then Steadfast may pursue any Tenants no longer residing at the Properties, provided that in no event shall Steadfast or any Property Owner have any right to commence or take any action which would affect any Tenant’s right to possession or control of any portion of any Property or be in the form of any eviction, forcible entry and detainer or other similar action following Closing for such Property.
6.2.4    Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to each Closing Date shall be prorated for each Property being conveyed; provided, however, that to the extent that final readings are obtained, there shall be no proration of such items and Steadfast shall pay on each Closing Date the bills therefor for the period to the day preceding the applicable Closing Date, and the Company Subsidiary shall pay the bills therefor for the period subsequent thereto.  If the utility company will not issue separate bills, Company will receive a credit on each Closing Date for Steadfast's portion and the Company Subsidiary will pay the entire bill prior to delinquency after Closing.  If the applicable Property Owners have paid any utilities in advance in the ordinary course of business, then the Company shall be charged its portion of such payment at each Closing. Notwithstanding the foregoing, if the applicable Property Owners pay the utility bills and, directly or through a billing service, bills the tenants for such utilities, then at each Closing, Steadfast shall receive a credit for the estimated amount of utility charges incurred by such Property Owners and reimbursable to such Property Owners from tenants under the Leases for the Property being conveyed for periods prior to Closing (“RUBS”). The credit shall be for the number of days (but not to exceed 60 days) between the last day covered by the most recent RUBS payment collected by the applicable Property Owners and the Closing Date, calculated based on the average RUBS payable by the tenants under Leases for the twelve (12) month period preceding the Closing Date. Such credit shall be subject to re-proration through the Outside Adjustment Date.

6.2.5    Designated Service Contracts. Charges under any Designated Service Contracts actually assumed by a Company Subsidiary shall be prorated on an accrual basis between Steadfast and the Company on the applicable Closing Date for each Property based on the periods to which such assumed Designated Service Contracts relate; provided, however, in no event shall up-front fees, “door fees” or similar payments received by Steadfast with respect to any Designated Service Contracts be prorated at any Closing, and Steadfast shall be entitled to retain all such amounts. Company shall receive a credit at Closing in the amount required to complete the Ongoing Capital Projects under any Ongoing Construction Project Contracts assumed by the Company and deemed to be Designated Service Contracts hereunder.
6.2.6    Prepaid Rents. Any prepaid rents under any Lease for periods following any Closing Date shall be transferred by Steadfast to the Company directly or by way of a credit in favor of the Company at the respective Closing for such Property.
6.2.7    Proration of Other Items. Any other items of income and expense pertaining to the Properties and which are customarily prorated between buyers and sellers of real property including, without limitation, any assessments or other fees or charges paid by a Property Owner under any Condominium Documents, Property Agreement or other private declaration affecting its Property, shall be prorated between the Parties as of the respective Closing Date.
6.2.8    Calculations. For purposes of calculating prorations under this Agreement, the Company shall be deemed to be in ownership of a Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which a Closing for such Property occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The calculation of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after Closing within thirty (30) days after complete and accurate information becomes available, if such information is not available at the Closing. Steadfast and Blackstone agree to cooperate and use their commercially reasonable best efforts to make such adjustments as soon as reasonably practical. If at any time following Closing, the amount of an item listed in any section of this Section 6.2 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of Closing), the Party in whose favor the error was made shall promptly pay to the other Party the sum necessary to correct such error upon receipt of proof of such error. Any Party seeking to make a readjustment shall notify the other Party of the amount requiring readjustment on or prior to (x) the date which is the later of (i) six (6) months after the Outside Closing Date or (ii) June 30, 2018, or (y) with respect to Taxes, such later date when the final tax bills for the Property are received (the “Outside Adjustment Date”).

6.3    Assumed Loans. Interest and any other periodic charges payable under any Assumed Loan shall be prorated as of the Outside Closing Date, with Steadfast being responsible for interest accruing on such Assumed Loan prior to the Outside Closing Date and with the Company being responsible for interest accruing on and after the Outside Closing Date. The Company shall receive a credit against the Purchase Price with respect to each Encumbered Property in an amount equal to the outstanding principal balance of the applicable Assumed Loan as of the Outside Closing Date. Steadfast shall receive a credit on any Closing Statement executed with respect to an Assumed Loan (and confirmed in the Loan Assumption Documents), on a dollar for dollar basis, in an amount equal to any reserves, impounds, or other amounts held or maintained by or for any Existing Lender under such Assumed Loan as of the respective Closing Date which are not returned to Steadfast or the Property Owners (the “Assumed Loan Reserves”) and Steadfast shall assign all of its rights with respect to such Assumed Loan Reserves to the applicable Company Subsidiary.
6.4    Prepaid Loans. With respect to the Prepaid Loans, (i) the Company shall pay all fees and costs in connection with such prepayments or defeasances required under the terms of the Prepaid Loans (including the legal fees and costs in connection therewith) (such fees and costs to be funded 90% by the BREIT LP and 10% by the Steadfast Partner) other than the principal and all unpaid interest and other amounts then due with respect to such Prepaid Loans and (ii) Steadfast shall pay the principal, all unpaid interest and other amounts then due with respect to such Prepaid Loans.
6.5    Tenant Security Deposits. All tenant security deposits in any Property Owner’s possession (and interest thereon if required by law or contract to be earned thereon) and not previously applied to tenant obligations under the Leases, and all other refundable deposits, including any pet deposits, if any, shall be, at Steadfast’s election, transferred or credited to the Company or the applicable Company Subsidiary(ies) at Closing (or, if required by law, placed in escrow).  As of the Closing, the Company or the applicable Company Subsidiary(ies) shall assume the Property Owners’ obligations related to tenant security deposits to the extent transferred or credited to the Company or the applicable Company Subsidiary and shall indemnify Steadfast and the applicable Property Owners against any claims, demand, costs or expenses (including attorney’s fees and costs) incurred by Steadfast or applicable Property Owners as a result of a demand or claim by a tenant whose security deposit was transferred and credited (solely to the extent of the amount actually transferred or credited).  The provisions in this Section 6.5 shall survive the Closing.

6.6    Leasing Commissions. Steadfast and the applicable Property Owner shall be responsible for all unpaid Commission Obligations with respect to Leases for its respective Property that accrue prior to the applicable Closing Date. The Company will receive a credit against the Purchase Price in the aggregate amount of all such and Commission Obligations remaining unpaid at Closing, and the Company shall assume the applicable Property Owner’s obligation to pay such unpaid commissions and costs from and after the applicable Closing Date for such Property solely to the extent the Company has actually received a credit for such amounts (the remaining amounts will be payable by Steadfast). The Company will further be responsible for the payment of all Commission Obligations which become due and payable (whether before or after Closing) as a result of any new Leases entered into pursuant to Section 11.5. Furthermore, at Closing, Steadfast shall pay in full any unpaid leasing or brokerage commissions, or apartment locator fees, owed in connection with any Leases which are due and payable as of the Closing Date.
6.7    Wages. Company and its subsidiaries shall not employ any employees, are not hiring any employees currently employed by Steadfast or any Property Owner or its manager (or any other Person), and shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, pension contributions, accrued severance pay and other compensation accruing before Closing for employees at any Property or arising from any termination or transfer of such employees by Steadfast or any Property Owner (or its manager) or from the transactions contemplated by this Agreement. Company shall not be liable for any obligations accruing under any union contract or multi-employer pension plan applicable to any such employees or arising from the termination of any such employees at or prior to Closing.
6.8    Utility Deposits. The applicable Property Owner shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Company or the applicable Company Subsidiary on the Closing date for the applicable Property.
6.9    Costs and Expenses.
6.9.1    Steadfast Transaction Costs. Steadfast shall pay all of the Steadfast Transaction Costs.
6.9.2    Company Transaction Costs. At Closing, the Company shall pay all Company Transaction Costs (or, to the extent such Company Transaction Costs previously have been paid by a Party, the Company shall reimburse such Party for such Company Transaction Costs to the extent such Party has paid such Company Transaction Costs). Except as otherwise provided for in this Agreement, each Party shall be responsible for the payment of all fees and expenses of their respective legal counsel in connection with this Agreement, the Company Agreement, the Closing Documents, and any other agreements among the Parties and their Affiliates which are referenced in this Agreement.
6.9.3    Due Diligence Costs. Blackstone is responsible for all Due Diligence Costs.

6.10    Removed Properties. In the event that at any time after the Effective Date, a Party exercises its right to terminate this Agreement with respect to any individual Property pursuant to the terms hereof, the Parties agree that (i) each Party shall be responsible for the applicable costs incurred by such Party with respect to such Removed Property and (ii) the Allocated Earnest Money with respect to such Removed Property shall be returned to Blackstone.
6.11    Survival. The agreements of the Parties set forth in Sections 6.2, 6.5, 6.6, 6.7, 6.8, 6.9.2 and 6.9.3 shall survive the Closing and/or any termination of this Agreement until the Outside Adjustment Date.
7.    BLACKSTONE’S RIGHT OF INSPECTION
7.1    Right to Evaluate. Commencing on the Effective Date and continuing as long as this Agreement continues in effect, Steadfast shall cause the Property Owners to give to Blackstone and its agents, employees, contractors, representatives, partners, members, directors, officers, advisors (including, without limitation, attorneys, consultants, accountants and financial advisors), insurers and potential sources of capital and prospective limited partners including any related advisors or affiliates of the foregoing and other designees (each a “Blackstone Party” and collectively the “Blackstone Parties”) reasonable access to the Properties (subject to the rights of the Tenants) and the Due Diligence Documents (hereinafter defined) in such Property Owner’s possession, in order to make such inspections, surveys and other tests thereon as are reasonably necessary and customarily conducted in similar transactions; provided, however, Steadfast will have no obligation to deliver or disclose to Blackstone any of Steadfast’s or any Property Owner’s attorney-client privileged materials, appraisals, or internal evaluations of the Properties. For the avoidance of doubt Steadfast and its affiliates shall not constitute Blackstone Parties. Blackstone shall advise Steadfast in writing (which may be delivered via e-mail) at least two (2) business days prior to any Blackstone Party entering any Property to conduct the inspections and tests described above and shall coordinate any such site inspections with Steadfast to minimize disruption of the operation of the Properties. Blackstone shall obtain and maintain, at Blackstone’s sole cost and expense, and upon request prior to entering any Property shall deliver to Steadfast evidence of, commercial general liability insurance in the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Steadfast, each Property Owner, and Existing Lender as an additional insured, which insurance shall provide coverage against claims for personal liability or property damage caused by any Blackstone Party in connection with such inspections and tests. Steadfast shall have the right, in its discretion, to have its agents or representatives accompany each Blackstone Party during any inspection (including, but not limited to, Tenant interviews or meetings with any Governmental Authority).

7.2    Inspection Obligations and Indemnity. In the course of its review and physical inspection of the Properties, the Blackstone Parties shall have the right to conduct non-invasive physical and environmental inspections and shall: (i) not unreasonably disturb the Tenants at the Properties; (ii) not unreasonably interfere with the operation and maintenance of the Properties; (iii) not damage any part of the Properties or any personal property of Steadfast, any Property Owner or any Tenant located thereon; (iv) not injure or otherwise cause bodily harm to the Property Owners, the Tenants, or their respective employees, agents, or invitees; (v) promptly pay when due the costs of all tests, investigations and examinations conducted with regard to the Properties; and (vi) not permit any liens arising by reason of any Blackstone Party’s actions in connection with this Agreement to attach to any Property. In the event a Phase II environmental study or other invasive testing is recommended by a Phase I study obtained by the Company or is otherwise requested by Blackstone, Blackstone shall consult with Steadfast regarding the same and, provided that Steadfast agrees to permit such testing in Steadfast’s sole discretion, the Parties shall cooperate to permit such recommended testing in a manner that does not unreasonably interfere with operations at the applicable Property. Blackstone shall and does hereby agree to indemnify, defend and hold the Steadfast Parties harmless from and against any and all claims, demands, suits, obligations, damages, losses, penalties, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) caused by Blackstone or any Blackstone Party’s actions on or about the Properties in the exercise of the inspection rights granted pursuant to Section 7.1; provided, however, that the foregoing indemnity shall not apply to (i) anything caused by the gross negligence or willful misconduct of Steadfast, the Property Owners, or their respective Affiliates, or (ii) the mere discovery or the reporting or failure to report of a pre-existing condition. This Section 7.2 shall survive the Closings and/or any termination of this Agreement.

7.3    Deliveries. Prior to the Effective Date Steadfast has either delivered to Blackstone, or made available to Blackstone at the respective Properties or by posting on a website to which Blackstone has been given access, to the extent in Steadfast’s possession or control, the items specified on Exhibit C attached hereto (the “Due Diligence Documents”). Blackstone acknowledges that any and all of the Due Diligence Documents and other due diligence materials provided by Steadfast to Blackstone pursuant hereto (the “Evaluation Materials”) shall be subject to the terms of the Confidentiality Agreement, the obligations and agreements of Blackstone Real Estate Advisors L.P. thereunder being hereby agreed to and assumed by Blackstone. Steadfast shall have the continuing obligation during the pendency of this Agreement to provide Blackstone with any additional Due Diligence Document that first comes into Steadfast’s or any Property Owner’s possession or control or is produced by or for Steadfast after the initial delivery of the Due Diligence Documents, subject to the limitations set forth in Section 7.1 above. Unless Steadfast specifically and expressly agrees otherwise in writing, Blackstone agrees that prior to Closing (i) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Blackstone utilizing any information acquired in whole or in part through the exercise of Blackstone’s inspection rights; and (ii) all information (the “Proprietary Information”) regarding the Properties of whatsoever nature delivered or made available to Blackstone by Steadfast or Steadfast’s agents or representatives (other than such information obtained through independent sources, subject to the terms of the Confidentiality Agreement) is confidential and shall not be disclosed to any other person except (i) those assisting Blackstone with the transaction contemplated by this Agreement (including potential financing sources) provided such recipients of the Proprietary Information are made aware by Blackstone of the Confidentiality Agreement and the confidentiality restriction and such persons’ agree to be bound thereby, or (ii) unless required by law or regulation (including without limitation regulations of the Securities and Exchange Commission), and including for the avoidance of doubt any Required SEC Filings; provided that with respect to the disclosures in item (ii) above (other than Required SEC Filings), Blackstone shall give Steadfast prior notice of the intended disclosure and the reason therefore. Blackstone agrees to be liable for any breach of the confidentiality provisions above by its agents, consultants or other representatives; provided, however, that Blackstone shall not be liable for any breach of the confidentiality provisions above by any of its agents, consultants or other representatives who is not a director, member, officer or employee of Blackstone and who has agreed to be bound by the confidentiality and use terms of the Confidentiality Agreement by the execution of a letter agreement substantially in the form of Exhibit A attached to the Confidentiality Agreement. Prior to Closing, Blackstone agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Blackstone agrees to destroy or return to Steadfast, or cause to be returned to Steadfast, all Proprietary Information and any Proprietary Information delivered to Blackstone via electronic transmission shall be destroyed or erased and written confirmation by Blackstone of such destruction/erasure shall be provided to Steadfast; provided, however, Blackstone shall be entitled to retain a copy of such information pursuant to a bona fide records retention policy and any such retained information shall be maintained by Blackstone in accordance with the confidentiality provisions of this Agreement. Notwithstanding any other term of this Agreement, the provisions of this Section 7.3 shall survive Closing or the termination of this Agreement.

8.    TITLE AND SURVEY MATTERS
8.1    Title and Survey. Blackstone has ordered title insurance commitments from the Title Company (the “Title Commitments”) for the issuance of the Title Policies for each of the Properties, together with complete, legible copies of all requirement and exception documents referenced in each such Title Commitment and Steadfast has delivered to Blackstone copies of the most recent version of any land title surveys for each of the Properties (the “Surveys”) in Steadfast’s possession and control. Blackstone has given Steadfast written notice of which exceptions to the title to such Property disclosed by the Title Commitments are acceptable and which are unacceptable to Blackstone (all unacceptable exceptions are hereinafter referred to as “Title Objections”). Steadfast and Blackstone have resolved all outstanding Title Objections and hereby agree that the specific exceptions to title included on the owner pro formas identified on Schedule 8.1 attached hereto, shall constitute the “Permitted Exceptions” hereunder with respect to the applicable Property noted therein. Notwithstanding the foregoing, Blackstone may have the Title Commitment for any Property updated from time to time up to and through the Closing Date and Blackstone may give Steadfast notice of any additional title exceptions disclosed thereby or otherwise disclosed in writing to Blackstone that were not listed in the original Title Commitment for such Property or any previous update thereof obtained by Blackstone (“Additional Title Objections”) and which are not acceptable to Blackstone (in which case the Parties will follow the procedure for Title Objections with respect to the same that is outlined in Section 8.2 below). The Parties agree that if the Title Company or Blackstone shall become aware of any monetary lien which encumber any Property as a result of any action or agreement executed by any predecessor owner of the Property, which lien or agreement was not assumed by Steadfast or a Property Owner, then such lien shall constitute an Additional Title Objection and the terms of Section 8.2 shall apply.
8.2    Resolution of Additional Title Objections. Within four (4) business days after receipt from Blackstone of a written notice of any Additional Title Objection, Steadfast shall notify Blackstone in writing as to whether or not Steadfast will cure such Additional Title Objection, and if Steadfast elects to cure any such Additional Title Objection (with no obligation to do so), Steadfast shall satisfy or correct, at Steadfast’s expense, such Additional Title Objection on or before the Closing Date for the applicable Property. Failure of Steadfast to give such notice within such four (4) business day period shall be deemed to be an election not to cure such Additional Title Objection. In the event Steadfast does not elect to satisfy or cure any such Additional Title Objection of which it is timely notified, then within three (3) business days after receipt of written notice of Steadfast’s election, or within three (3) business days after the expiration of Steadfast’s four (4) business day notification period if Steadfast fails to give any such notice, Blackstone shall by written notice to Steadfast elect one of the following:
8.2.1    To waive such Additional Title Objection and to proceed with the Closing in accordance with the terms of this Agreement, in which event the title exception which is the subject of such Additional Title Objection shall become part of the Permitted Exceptions for such Property; or

8.2.2    To terminate this Agreement with respect to the Property affected by such Additional Title Objection, in which case such Property shall be considered a Removed Property, and neither Blackstone nor Steadfast shall have any further rights, duties, or obligations with respect to such Property, except for Obligations Surviving Termination which relate to such Property; provided, however, in the case of such Property removal, the terms of Section 6.10 shall apply.
The failure of Blackstone to give notice of its election as to the foregoing alternatives within the applicable three (3) business day period shall be deemed an election to proceed to Closing in accordance with subparagraph 8.2.1 above.
8.3    Postponement of Closing. The applicable Closing Date shall be postponed, if necessary, to permit the full running of the respective time periods described in Section 8.2 above.
8.4    Steadfast’s Obligations Regarding Title Objections. Notwithstanding anything contained in this Article 8 to the contrary, Steadfast covenants and agrees that at or prior to the applicable Closing, Steadfast shall (i) pay or cause the applicable Property Owner to pay in full and cause to be canceled and discharged or otherwise cause the Title Company to insure over all mechanics’ and contractors’ liens which encumber such Property as of the date of Closing as a result of work performed by or at the request of any Property Owner, (ii) cause to be released all loan security documents which encumber such Property securing indebtedness of any Property Owner or (iii) any other lien or encumbrance that may be removed by paying a liquidated amount or that may be bonded over against such Property, excluding the documents evidencing and securing the applicable Assumed Loan (the liens and encumbrances described in clause (iii), collectively, the “Monetary Encumbrances”), and (iv) provide to the Title Company such affidavits and/or indemnities as shall reasonably be required by the Title Company to issue a non-imputation endorsement insuring that no knowledge of Steadfast, any Property Owner or any of their respective Affiliates or the parties serving as the managers, members, officers or directors of the applicable Property Owner prior to Closing will be imputed to the applicable Company Subsidiary for purposes of the Title Policy to be issued at Closing (a “Non-Imputation Endorsement”). Notwithstanding the foregoing, Steadfast shall not be obligated to spend more than $1,500,000 in the aggregate (the “Monetary Encumbrance Cap”) in order to cure Monetary Encumbrances; provided that, in the event there are any unsatisfied Monetary Encumbrances in excess of the Monetary Encumbrance Cap that are not discharged or bonded over prior to Closing, in lieu of terminating this Agreement with respect to any affected Properties, the Company may elect to proceed with the Closing and the Purchase Price shall be reduced by the Monetary Encumbrance Cap and the outstanding balance of such Monetary Encumbrance in excess of the Monetary Encumbrance Cap (together with any interest and penalties thereon) shall be assumed by Company.

9.    REPRESENTATIONS AND WARRANTIES OF STEADFAST
9.1    Steadfast’s Representations. As a material inducement to Blackstone to execute this Agreement and consummate the transactions contemplated hereby, Steadfast represents and warrants to Blackstone that as of the Effective Date and subject to Section 12.2.1 as of the Closing Date:
9.1.1    Authority. This Agreement has been duly executed and delivered by Steadfast and is the legal, valid and binding obligation of Steadfast enforceable in accordance with its terms. All documents to be executed by Steadfast and the Property Owners which are to be delivered at the Closing will (i) be duly executed and delivered by Steadfast and/or the Property Owners, and (ii) be legal, valid and binding obligations of Steadfast and the Property Owners enforceable in accordance with their respective terms.
9.1.2    Status of Steadfast and Property Owners. Attached hereto as Schedule 9.1.2 are true, correct and complete organization charts showing the ownership structures of Steadfast and the Property Owners. Steadfast and each Property Owner is either a limited liability company, a limited partnership, or a business trust, duly organized, validly existing and in good standing under the laws of its state of formation and, in the case of each Property Owner, is authorized and duly qualified to conduct business in the state in which the Property owned by such Property Owner is located. Subject to the terms of Section 12.3 hereof, each Property Owner has the power and authority under its organizational documents to transfer, convey and deliver the Property associated with such Property Owner in accordance with this Agreement.
9.1.3    Foreign Person. Neither Steadfast nor any Property Owner is a foreign person within the meaning of Section 1445(f) of the Code, and Steadfast agrees to execute, and cause the Property Owners to execute, any and all documents necessary or required by the Internal Revenue Service in connection with such declaration.
9.1.4    Bankruptcy. There are no attachments, executions or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws pending or, to Steadfast’s actual knowledge, threatened in writing by or against Steadfast or any Property Owner, and no Property Owner has suffered the appointment of a receiver to take possession or control of all or substantially all of such Property Owner’s assets or suffered the attachment or other judicial seizure of all, or substantially all of Property Owner’s assets, which remains pending.
9.1.5    Patriot Act Compliance. To Steadfast’s actual knowledge, Steadfast and the Property Owners are in compliance with the requirements of the Orders (each an “Order” and collectively, the “Orders”) and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof.

9.1.6    OFAC. The Property Owners and Steadfast, and to the knowledge of Steadfast, any person who owns a controlling interest in or otherwise controls Steadfast or any subsidiary, director, officer, or employee of Steadfast is an individual, entity, or organization named on any list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or is a person or entity with whom U.S. persons or entities are restricted from dealing under any economic sanctions program administered or maintained by OFAC.
9.1.7    Anti-Bribery Compliance. Steadfast, its subsidiaries, and to its knowledge, its directors, officers, and employees are in compliance with, and have at all relevant times been in compliance with the United States Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and anti-bribery statutes, rules, regulations, and similar government action applicable to Steadfast. With respect to the ownership and operation of the Properties, neither Steadfast nor to Steadfast’s knowledge, any Steadfast employee acting for or on behalf of Steadfast has made, authorized, or promised any contribution, bribe, rebate, payoff influence payment, kickback or other thing of value to or for the benefit of any supranational, national, federal, state, municipal, or local government, government agency or instrumentality, or quasi-governmental authority, including a political party, or any official thereof, to influence any official act or decision of such a person in violation of any laws applicable to Steadfast.
9.1.8    Validity of Transaction. (a) Neither the execution and delivery of this Agreement by Steadfast nor the consummation by Steadfast and the Property Owners of the transactions contemplated hereby will, except as set forth on Schedule 9.1.8, (i) require any approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any Governmental Authority by Steadfast or the Property Owners; (ii) conflict with or breach any provision of the organizational documents of Steadfast or any Property Owner; (iii) except for any mortgagee consents required to transfer Encumbered Properties, violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture or deed of trust to which Steadfast or any Property Owner is a party; (iv) violate any contract, lease, or agreement to which Steadfast is a party or to which Steadfast or any Property is subject, except for any such contract, lease or agreement, the violation of which would not have a material adverse effect on the transactions contemplated herein or result in any assumed liability of the Company (or any Company Subsidiary) or (v) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or Governmental Authority applicable to Steadfast or any Property Owner, the violation of which would result in the creation or imposition of a lien or encumbrance or would have a material adverse effect on Steadfast, any Property Owner or any of the Properties.
(b)    All requisite action (corporate, trust, partnership or otherwise) has been taken by Steadfast in connection with entering into (i) this Agreement and the instruments referenced herein to be executed by Steadfast to authorize the consummation of the transaction contemplated hereby, (ii) the Company Agreement and (iii) the Related

Company Agreements. No further consent of any other party is required for Steadfast to consummate the transactions contemplated by this Agreement, the Company Agreement or the Related Company Agreements.
9.1.9    Litigation. Except for tenant eviction, rent collection and/or other tenant matters and/or any matter covered by Steadfast’s current insurance policies, or as otherwise described on Schedule 9.1.9 hereto, there is no action, litigation, arbitration, mediation, reference, suit or proceeding pending or, to Steadfast’s knowledge, threatened in writing against Steadfast, any Property or any Property Owner in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, that could reasonably be expected to adversely affect the use, value, operations or ownership of any of the Properties or Steadfast’s ability to consummate the transaction contemplated herein.
9.1.10    Violations. Except as disclosed in the Due Diligence Documents and as disclosed on Schedule 9.1.10 hereto (“Known Violations”), Steadfast has not received any written notice from any Governmental Authority that any Property is currently not in material compliance with any applicable law, including, without limitation those relating to existing zoning, land use, occupancy, building, fire, health, environmental matters, labor or safety laws, ordinances, rules and regulations applicable to any Property.
9.1.11    No Taking. There are no pending condemnation, expropriation, eminent domain or similar proceedings against any Property or any portion thereof nor, to Steadfast’s actual knowledge, are any such condemnation, expropriation, eminent domain, or similar proceedings threatened or contemplated by any Governmental Authority against any Property or any portion thereof.
9.1.12    No Sale Contracts. Neither Steadfast nor any Property Owner is a party to any other contract for the sale or contribution of the Properties, or any of them and to Steadfast’s knowledge, no tenant or other occupant of the Property or any other Person or entity has any such right or option to purchase any of the Properties.
9.1.13    Assumed Loans. Attached hereto as Schedule 9.1.13(a) is a schedule of all instruments and documents executed by Steadfast or any of the Property Owners evidencing and securing the Assumed Loans (the “Loan Documents”) and Steadfast has delivered or otherwise made available to Blackstone true and complete copies of the Loan Documents (including without limitation all amendments and modifications thereto executed by Steadfast or an Affiliate thereof). Attached hereto as Schedule 9.1.13(b) is a true, correct and complete schedule of the Assumed Loans including the outstanding principal balance of such loan (as of November 1, 2017), applicable interest rate, maturity date, and balances of required reserves for repairs, impositions or other items (as of November 1, 2017). All principal, interest and other amounts currently due and payable under the Assumed Loans have been paid in full and Steadfast has not received any written notice of any breach or default of any of its obligations with respect to the Assumed Loans.

9.1.14    Service Contracts. To Steadfast’s actual knowledge, the Service Contracts on Schedule 9.1.14 are all of the material Service Contracts affecting the Properties executed by (or assumed in writing by) and binding upon the Property Owners.
9.1.15    Operating Statements. To Steadfast’s actual knowledge, the historical operating statements with respect to the Properties made available to Blackstone as part of the Due Diligence Documents are true and correct copies of the most recent operating statements used by Steadfast and the Property Owners to prepare their own internal and external financial and operating reports.
9.1.16    Capital Projects. (a) With respect to any Property, except as set forth on Schedule 9.1.16 (the “Ongoing Capital Projects”), there are no capital expenditure projects in excess of Twenty Thousand Dollars ($20,000) which have commenced or will commence prior to the Closing Date.
(b) The agreements identified on Schedule 9.1.16 with respect to the Ongoing Capital Projects (the “Ongoing Capital Project Contracts”), are all of the material agreements relating to capital expenditure projects at the Properties executed by and binding upon the Property Owners.
9.1.17    Taxes. Steadfast has timely paid or will cause to be paid all taxes and assessments due with respect to the Properties (excluding taxes that are being contested in good faith) and has timely filed any and all tax returns required to be filed with respect to the Properties. Except as set forth on Schedule 6.21, neither Steadfast nor any Property Owner (i) is a party to any action or proceeding to abate any taxes, nor is aware of any proceeding by any Governmental Authority for enforcement of collection of taxes and (ii) has received any written notice of a special tax or assessment to be levied (or has any knowledge that a special tax or assessment is contemplated), in each case with respect to the Properties.
9.1.18    Environmental. Except as disclosed in the Environmental Reports, to Steadfast’s actual knowledge, there exists no presence or release of Hazardous Materials in violation of Environmental Laws on or from any Property. As used herein, “Hazardous Materials” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance, waste or constituent, as those terms are defined by any Environmental Laws.

9.1.19    Leases. The rent rolls attached hereto as Schedule 9.1.19 are, and each rent roll hereafter delivered by Steadfast to Blackstone shall be, the rent roll maintained by Steadfast and relied on by Steadfast for internal administration and accounting purposes prior to the applicable Closing. At Closing, Steadfast will deliver to Blackstone updated rent rolls dated within two (2) Business Days of Closing, and such rent rolls shall be true and correct in all material respects as of such date. To Steadfast’s knowledge, the rent rolls attached as Schedule 9.1.19 are true and correct in all material respects as of the date of each such rent roll and include a list of all Leases and all security and other refundable tenant deposits affecting the Property for which such rent roll is given. To Steadfast’s knowledge, the leasing files for each Property to which Blackstone has been given access in its due diligence review contain true, correct and complete copies of the Leases. Except as set forth on the rent rolls attached as Schedule 9.1.19, to Steadfast’s knowledge, (i) the Leases are in full force and effect, have not been amended or modified, and the full current rent is accruing thereunder, (ii) no monthly rent has been paid more than one (1) month in advance, (iii) no security deposits have been paid, (iv) no monetary default by any tenant under the Leases exists, and (v) except as set forth in the Leases, no concession, moving or relocation allowance or credit is presently owed or due and payable, to any tenant under the Leases.
9.1.20    ERISA. Neither Steadfast nor any Property Owner is or is acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Code or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3 101 of any such employee benefit plan or plans.
9.1.21    Personal Property. The Property Owners have good title to all the Personal Property, free and clear of liens and encumbrances other than Permitted Encumbrances and any security instrument (i) constituting a Loan Document or (ii) to be released and discharged at the applicable Closing (in accordance with this Agreement).
9.1.22    Property Agreements. To Steadfast’s knowledge, there are no development agreements, regulatory agreements, reciprocal easement agreement, operating easement agreements, covenants conditions and restrictions, declaration or homeowner’s (or similar) association documents or easements (“Property Agreements”) affecting the Property, other than those documents identified in the Title Commitments. Neither Steadfast nor, to Steadfast’s actual knowledge, any of the counterparties to the Property Agreements are currently in monetary or material non-monetary default and Steadfast has not received a written notice of default that has not been cured with respect to any Property Agreement except for defaults which taken together would not reasonably be expected to impair the use, value or operation of any Property.

9.1.23    Condominium Documents. A true, correct and complete list of all Condominium Documents, together with all amendments thereto is set forth on Schedule 9.1.23. True, correct and complete copies of all Condominium Documents have been made available to Company as Due Diligence Documents as shown on Exhibit C attached hereto. Neither Steadfast nor, to Steadfast’s actual knowledge, any of the counterparties to the Condominium Documents are currently in monetary or material non-monetary default and to Steadfast’s knowledge, Steadfast has not received a written notice of default that has not been cured with respect to any Condominium Agreement.
9.1.24    Affiliate Agreements. Except as set forth on Schedule 9.1.24, there are no agreements affecting the Property between any Property Owner and its Affiliates (“Affiliate Agreements”) (and such Affiliate Agreements will be terminated on or prior to the Closing at Steadfast’s sole cost and expense).
9.1.25    Additional/Adjacent Land. Except as set forth on Schedule 9.1.25 hereto, to Steadfast’s knowledge, neither Steadfast nor any Affiliate of Steadfast owns or ground leases any parcel or parcels of land adjoining any Property.
9.1.26    Rent Regulation. To Steadfast’s knowledge, and except (i) as disclosed in the Title Commitments and (ii) individual Tenant’s use of government issued rent vouchers that a Property Owner is required to accept, no Property is subject to any agreement, order or regulation for the benefit of any Governmental Authority or other person or entity which regulate, restrict or otherwise govern the rental of any units at any Property.
9.1.27    Employees. No Property Owner has, or has ever had, any employees. No Property Owner is a party to any collective bargaining agreement or union agreement that will be binding upon the Company or will affect the Property following the Closing and there is no collective bargaining agreement or union agreement that will affect the Property following the Closing.  No Property Owner has incurred any liability with respect to any pension plan subject to Title IV of ERISA.
9.2    Steadfast’s Knowledge. For purposes of this Agreement, the phrase “to Steadfast’s knowledge”, “to Steadfast’s actual knowledge”, “to any Property Owner’s knowledge”, “to any Property Owner’s actual knowledge” and words or phrases of similar meaning or import shall mean and refer to the present actual knowledge (and not any implied, imputed, or constructive notice) or written notice actually received personally by Rodney Emery, Ella Neyland, Tim Middleton and Bill Stoll without any duty of inquiry or investigation, who Steadfast represents is the representative of Steadfast and Property Owners with the primary responsibility for overseeing the management and operations of the Properties; provided, however, such individual shall have no personal liability under this Agreement.

9.3    Survival of Representations and Warranties. Blackstone’s right to bring any Claim for a breach of any representation or warranty of Steadfast contained herein or in any Closing Document shall expire on the date that is nine (9) months following the respective Closing Date (the “Expiration Date”) unless Blackstone provides a Claim Notice of such action prior to the Expiration Date. Any Claim that Blackstone may have at any time against Steadfast for a breach of any such representation or warranty, whether known or unknown, with respect to which a Claim Notice that has not been delivered to Steadfast on or prior to the Expiration Date applicable thereto shall not be valid or effective. For the avoidance of doubt, except as set forth herein, on the Expiration Date Steadfast shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Blackstone, the Company, and any applicable Company Subsidiary with respect to any Claims for a breach of the representations and warranties of Steadfast made in this Agreement or any Steadfast Closing Certificate, except solely for those matters that are then the subject of a pending Claim Notice delivered by Blackstone to Steadfast. Any Claim that Blackstone may have at any time against Steadfast for a breach of any such representation or warranty, whether known or unknown (subject to Section 9.4), with respect to which a Claim Notice has been delivered to Steadfast on or prior to the Expiration Date applicable thereto may be the subject of a subsequent action brought by Blackstone against Steadfast, provided that such action is commenced against Steadfast on or prior to the date that is ninety (90) days following the Expiration Date. For the avoidance of doubt, on the date that is ninety (90) days following the Expiration Date Steadfast shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Blackstone, the Company, and any applicable Company Subsidiary with respect to any Claims for a breach of the representations and warranties in this Agreement or any Steadfast Closing Certificate, except solely for those matters that are the subject of an action by Blackstone against Steadfast that is pending on the date that is ninety (90) days following the Expiration Date. Any Claim timely made by Blackstone hereunder shall be subject to the limitations on liability set forth in Section 15.4 of this Agreement. So long as Blackstone continuously and diligently prosecutes an action specified in a Claim Notice to its final resolution, the applicable representation or warranty shall survive until Blackstone’s Claim is finally resolved. Notwithstanding anything to the contrary contained herein, Blackstone’s right to bring a Claim for a breach of the representation contained in Section 9.1.8(b) shall not be subject to the Expiration Date, and such representation shall survive indefinitely.

9.4    Changes in Representations/Waiver. In accordance with the provisions of Section 12.2, Steadfast shall reaffirm each of the representations and warranties set forth in Section 9.1, subject to Steadfast’s right to update such representations and warranties by written notice to Blackstone in the Steadfast Closing Certificate as a result of changes as a result of events occurring after the Effective Date; provided that updates set forth on the Steadfast Closing Certificate shall not be taken into account for purposes of determining whether the condition set forth in Section 12.2.1 has been satisfied, but shall instead have effect only for the purpose of limiting Steadfast’s indemnification obligations under Section 15.4. If the Closing occurs, Blackstone agrees that Steadfast shall have no liability with respect to any inaccuracies with respect to the representations and warranties made in this Agreement or in any other document executed and delivered by Steadfast or any Property Owner to the extent that (x) such inaccuracies gave rise to the ability of Blackstone to terminate this Agreement pursuant to Section 12.2 and (y) prior to Closing (i) Olivia Hamlet or Jenny Wang has actual knowledge of such inaccuracies, or (ii) except with respect to any Fundamental Steadfast Representation, information that contradicts any such representation or warranties, or renders any such representation or warranties untrue was Disclosed to Blackstone, and Blackstone nevertheless consummated the transactions contemplated by this Agreement.
10.    REPRESENTATIONS AND WARRANTIES OF BLACKSTONE AND COMPANY
10.1    Blackstone’s Representations. As a material inducement to Steadfast to execute this Agreement and consummate this transaction, Blackstone represents and warrants to Steadfast that as of the Effective Date and each Closing Date:
10.1.1    Authority. This Agreement has been duly authorized, executed and delivered by Blackstone, is the legal, valid and binding obligation of Blackstone, and does not violate any provision of any agreement or judicial order to which Blackstone is a party or to which Blackstone is subject. All documents to be executed by Blackstone which are to be delivered at Closing will be duly authorized, executed and delivered by Blackstone, will be legal, valid and binding obligations of Blackstone, enforceable in accordance with their respective terms, and will not violate any provision of any agreement or judicial order to which Blackstone is a party or to which Blackstone is subject.
10.1.2    Bankruptcy of Blackstone. Blackstone has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Blackstone’s creditors, suffered the appointment of a receiver to take possession or control of all, or substantially all, of Blackstone’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Blackstone’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
10.1.3    Patriot Act Compliance and Prohibited Dealings. To Blackstone’s actual knowledge, Blackstone is in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof.

10.1.4    OFAC. Blackstone, and to the knowledge of Blackstone, any Person who owns a controlling interest in or otherwise controls Blackstone or any subsidiary, director, officer, or employee of Blackstone is a country, territory, individual, entity, or organization named on any list maintained by OFAC or is a person or entity with whom U.S. persons or entities are restricted from dealing under any economic sanctions program administered or maintained by OFAC.
10.1.5    Anti-Bribery Compliance. Blackstone, its subsidiaries, and to its knowledge, its directors, officers, and employees are in compliance with, and have at all relevant times been in compliance with the United States Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and anti-bribery statutes, rules, regulations, and similar government action applicable to Blackstone. Neither Blackstone nor to Blackstone’s knowledge, any Person acting for or on behalf of Blackstone has made, authorized, or promised any contribution, bribe, rebate, payoff influence payment, kickback or other thing of value to or for the benefit of any supranational, national, federal, state, municipal, or local government, government agency or instrumentality, or quasi-governmental authority, including a political party, or any official thereof, to influence any official act or decision of such a person in violation of any laws applicable to Blackstone.
10.1.6    No Default. The execution and delivery of this Agreement, and consummation of the transactions described in this Agreement, will not constitute a default under any contract, lease, or agreement to which Blackstone is a party.
10.1.7    Litigation. There is no action, litigation, arbitration, mediation, reference, suit or proceeding pending or, to Blackstone’s knowledge, threatened against Blackstone in any court or before or by any federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality which would materially and adversely affect Blackstone’s ability to perform its obligations under this Agreement or the documents to be executed in connection herewith.
10.1.8    Validity of Transaction. No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any Governmental Authority or other third party is required of Blackstone in connection with the consummation by Blackstone of the transactions herein described.
10.1.9    ERISA Compliance. Blackstone is not a “benefit plan investor” within the meaning of 29 C.F.R. § 2510.3 101, as modified by Section 3(42) of ERISA, as amended from time to time.
10.2    Company’s Representations. As a material inducement to Steadfast to execute this Agreement and consummate this transaction, Company represents and warrants to Steadfast that (without giving effect to the admission of Steadfast as a partner in the Company) as of the Effective Date and each Closing:

10.2.1    Authority. This Agreement has been duly authorized, executed and delivered by Company, is the legal, valid and binding obligation of Company, and does not violate any provision of any agreement or judicial order to which Company is a party or to which Company is subject. All documents to be executed by Company which are to be delivered at Closing will be duly authorized, executed and delivered by Company, will be legal, valid and binding obligations of Company, enforceable in accordance with their respective terms, and will not violate any provision of any agreement or judicial order to which Company is a party or to which Company is subject.
10.2.2    Bankruptcy of Company. Company has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Company’s creditors, suffered the appointment of a receiver to take possession or control of all, or substantially all, of Company’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Company’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
10.2.3    Patriot Act Compliance and Prohibited Dealings. To Company’s actual knowledge, Company is in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof.
10.2.4    OFAC. Company, and to the knowledge of Company, any Person who owns a controlling interest in or otherwise controls Company or any subsidiary, director, officer, or employee of Company is a country, territory, individual, entity, or organization named on any list maintained by OFAC or is a person or entity with whom U.S. persons or entities are restricted from dealing under any economic sanctions program administered or maintained by OFAC.
10.2.5    Anti-Bribery Compliance. Company, its subsidiaries, and to its knowledge, its directors, officers, and employees are in compliance with, and have at all relevant times been in compliance with the United States Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and anti-bribery statutes, rules, regulations, and similar government action applicable to Company. Neither Company nor to Company’s knowledge, any Person acting for or on behalf of Company has made, authorized, or promised any contribution, bribe, rebate, payoff influence payment, kickback or other thing of value to or for the benefit of any supranational, national, federal, state, municipal, or local government, government agency or instrumentality, or quasi-governmental authority, including a political party, or any official thereof, to influence any official act or decision of such a person in violation of any laws applicable to Company.
10.2.6    No Default. The execution and delivery of this Agreement, and consummation of the transactions described in this Agreement, will not constitute a default under any contract, lease, or agreement to which Company is a party.

10.2.7    Litigation. There is no action, litigation, arbitration, mediation, reference, suit or proceeding pending or, to Company’s knowledge, threatened against Company in any court or before or by any federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality which would materially and adversely affect Company’s ability to perform its obligations under this Agreement or the documents to be executed in connection herewith.
10.2.8    Validity of Transaction. No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any Governmental Authority or other third party is required of Company in connection with the consummation by Company of the transactions herein described.
10.3    ERISA Compliance. Neither Blackstone nor Company is a “benefit plan investor” within the meaning of 29 C.F.R. § 2510.3 101, as modified by Section 3(42) of ERISA, as amended from time to time.
10.4    Survival. The continued accuracy in all material respects of the aforesaid representations and warranties as of the Closing Date shall be a condition precedent to Steadfast’s obligation to close, except for changes which have been approved by Steadfast. The express representations and warranties in this Agreement and any Blackstone Closing Certificate shall not merge into any instrument of conveyance delivered at Closing and shall survive the Closing until the Expiration Date and shall then terminate, except to the extent that Steadfast has delivered a Claim Notice for a breach of any such representation or warranty to Blackstone prior to the Expiration Date, in which case, so long as Steadfast continuously and diligently prosecutes such claim, the applicable representation or warranty shall survive until Steadfast’s Claim is finally resolved.
10.5    Blackstone’s and Company’s Acknowledgement. EACH OF BLACKSTONE AND COMPANY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR STEADFAST’S REPRESENTATIONS AND WARRANTIES AND OTHER OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS: (1) STEADFAST AND THE PROPERTY OWNERS SHALL CONTRIBUTE AND CONVEY THE PROPERTIES TO THE COMPANY SUBSIDIARIES “AS IS, WHERE IS AND WITH ALL FAULTS”; (2) BLACKSTONE AND COMPANY ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM STEADFAST OR THE PROPERTY OWNERS, NOR ANY PARTNER, OFFICER, EMPLOYEE, ATTORNEY, AGENT OR BROKER OF STEADFAST OR THE PROPERTY OWNERS, OR THEIR RESPECTIVE AFFILIATES, ADVISORS, PROPERTY MANAGERS OR OTHER AFFILIATED ENTITY, AS TO ANY MATTER, CONCERNING THE PROPERTIES, OR SET FORTH, CONTAINED OR ADDRESSED IN THE DUE DILIGENCE DOCUMENTS (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION: (I) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY, OR PHYSICAL CONDITION OF THE PROPERTIES OR

ANY ASPECT OR PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY AND GROUNDWATER, (II) THE DIMENSIONS OR LOT SIZE OF ANY PROPERTY OR THE SQUARE FOOTAGE OF ANY IMPROVEMENTS THEREON OR OF ANY TENANT SPACE THEREIN, (III) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, ANY PROPERTY, OR THE SUITABILITY, VALUE OR ADEQUACY OF ANY PROPERTY FOR ANY PARTICULAR PURPOSE, (IV) THE ZONING OR OTHER LEGAL STATUS OF ANY PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF ANY PROPERTY, (V) THE COMPLIANCE OF ANY PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT), (VI) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON, IN, UNDER, ABOVE OR ABOUT ANY PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VII) THE QUALITY OF ANY LABOR AND MATERIALS CONTAINED IN ANY IMPROVEMENTS, (VIII) THE CONDITION OF TITLE TO ANY PROPERTY, (IX) THE LEASES, CONTRACTS OR ANY OTHER AGREEMENTS AFFECTING ANY PROPERTIES OR THE INTENTIONS OF ANY PARTY WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE OR CONTRACT WITH RESPECT TO ANY PROPERTY, OR (X) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS, OR OTHER FINANCIAL MATTERS RELATING TO, THE OPERATION OF ANY PROPERTY; (3) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF BLACKSTONE AND COMPANY EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF STEADFAST OR ANY OTHER AGENT OR BROKER OF STEADFAST, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED AT LAW OR OTHERWISE, ARISING BY VIRTUE OF ANY STATUTE, COMMON LAW OR OTHER LEGALLY BINDING RIGHT OR REMEDY IN FAVOR OF BLACKSTONE OR THE COMPANY; AND (4) EACH OF BLACKSTONE AND COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT STEADFAST IS UNDER NO DUTY TO MAKE ANY INQUIRY REGARDING ANY MATTER THAT MAY OR MAY NOT BE KNOWN TO BLACKSTONE OR COMPANY OR ANY OTHER AGENT OR BROKER OF BLACKSTONE OR COMPANY. THIS SECTION 10.3 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

10.6    Release. Without limiting the provisions of Section 10.5, but subject to the express rights and remedies reserved to Blackstone or Company in this Agreement and subject to the provisions of this Section 10.6, Blackstone, for itself, the Company, and the Company Subsidiaries, waives, as of the Closing, its right to recover from, and forever releases and discharges, and covenants not to sue, Steadfast, the Property Owners, Steadfast’s Affiliates, Steadfast’s property and asset managers, and each of their Affiliates, partners, trustees, shareholders, members, managers, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (each a “Steadfast Party”, and collectively, the “Steadfast Parties”) with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical, environmental and structural condition of the Properties or any law or regulation applicable thereto, including, without limitation, any Claim or matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Properties; provided, however, that notwithstanding any provision of this Agreement to the contrary, the release of the Steadfast Parties set forth in this Section 10.4 shall not in any case apply to any Claims that may arise on account of (i) Steadfast’s breach of any of its representations and warranties or any other obligation expressly set forth in this Agreement or the Closing Documents, or (ii) any fraud or willful misconduct on the part of Steadfast or any Steadfast Parties, as established by a final, non-appealable judgment obtained by Blackstone or the Company from a court of competent jurisdiction. Blackstone acknowledges and agrees that: (i) Blackstone is an experienced and sophisticated purchaser of real property; (ii) Blackstone has expressly negotiated the limitations of liability contained in this Agreement; and (iii) the limitations contained in this Agreement are reasonable. Blackstone acknowledges and agrees that Steadfast has agreed to enter into this Agreement in consideration for and in reliance upon the limitations of liability contained in this Agreement, and that the consideration under this Agreement is based in part on such limitations of liability. This Section 10.6 shall not be effective until and shall survive the Closing.

11.    ADDITIONAL AGREEMENTS
11.1    Operations.
(a) Steadfast shall cause each Property Owner to continue to operate, manage and maintain its Property up to and including the Closing Date in the ordinary course of business and substantially in accordance with such Property Owner’s practices for the six months preceding the Effective Date, subject to the remaining provisions of this Article 11 and subject to Article 14 of this Agreement, including maintenance of substantially advertising and other marketing programs for the Project. Steadfast will not have any obligation to engage in any material capital improvements other than (x) in the ordinary course of business and substantially in accordance with such Property Owner’s practices for the six months preceding the Effective Date, (y) repairs and improvements required to address an emergency or to ensure life safety and (z) the Ongoing Capital Projects.
(b) Steadfast shall place apartment units that become vacant more than seven (7) days prior to Closing into rent-ready condition on or before such Closing Date substantially in accordance with Steadfast’s current management standards for its apartment properties as though no sale of the Property were contemplated. Forty-eight (48) hours prior to the applicable Closing, a representative of Blackstone and Steadfast shall conduct a walk-through to determine the number of such vacant units not in “rent-ready” condition on such date. In the event that any unit identified in the immediately preceding sentence is not rent-ready as of the date of such walk-through, such failure shall not constitute a default by Steadfast hereunder, however, for any such unit that is not rent-ready on such walk-through date or becomes vacant after the walk-through, Blackstone shall receive a credit against the Purchase price in an amount equal to $650/unit with respect to each such unit.
11.2    Insurance. Steadfast shall cause property insurance and commercial general liability insurance to be maintained on each Property through the date such Property is contributed to the Company which is at least equivalent in all material respects to the insurance policies covering such Property as of the Effective Date.
11.3    Personal Property. Steadfast agrees that during the term of this Agreement, no Property Owner will transfer or remove any material tangible Personal Property from its Property after the Effective Date except for the purpose of repair or replacement thereof. Any items of tangible Personal Property replaced after the Effective Date shall be of substantially similar quality and quantity to the item of Personal Property being replaced.

11.4    No New Grants and Encumbrances. Steadfast agrees that during the term of this Agreement, that neither Steadfast nor Property Owner will (i) grant or convey any interest in its Property or grant any purchase option, right of first refusal or right of first offer with respect to any Property to any third party or enter into any agreements or term sheets with any party, negotiate with, respond to inquiries from, entertain offers from, or otherwise deal with any other party regarding a sale of all or any portion of the Property (directly or indirectly, in a debt or equity transaction) or (ii) otherwise encumber any Property (or modify or terminate any encumbrance) or create or modify any exceptions to title to any Property; initiate or consent to any change in the zoning of any Property or with respect to other Property entitlements or permits; or transfer, modify or otherwise dispose of any intangible Personal Property that is to be assigned hereunder without the prior written approval of Blackstone, which approval shall not be unreasonably withheld, conditioned, or delayed.
11.5    Leases. At all times from the Effective Date to the Closing Date for each Property, Steadfast shall cause each Property Owner to, keep and perform all of its material obligations under any Lease applicable to such Property Owner’s Property. Steadfast shall have the right, without Blackstone’s or Company’s consent, to enter into new residential Leases (but not Commercial Leases) or renew or amend existing Leases, as long as same is on terms as set forth on Schedule 11.5 hereto and otherwise consistent with Steadfast’s past practices (the “Leasing Practices”). If a new residential lease or an amendment, renewal or extension of a Lease is contemplated and outside of the scope of the Leasing Practices, it shall require Company’s consent, which shall not be unreasonably withheld, conditioned or delayed, and, if the Company does not object within two (2) business days after receipt of such lease or amendment from Steadfast or its representative, then Company shall be deemed to have approved such lease or amendment, as applicable. It is agreed that the correspondence may be given by e-mail only, on a Business Day, to Bill Stoll (Bill.Stoll@SteadfastCo.com) of Steadfast and Jenny Wang (Jenny.Wang@Blackstone.com) of Blackstone so that the timeliness of information sharing and response on these matters will be enhanced.
11.6    Service Contracts. Steadfast shall not enter into, amend or modify any Service Contract with respect to any Property (except those required to address an emergency or to ensure life safety, or those entered into in the ordinary course of business for maintenance and repairs, in each case which are terminable upon 30 days’ notice without penalty and do not involve payments in excess of $25,000) without the prior written consent of the Company, which consent shall be in Company’s sole discretion.

11.7    Notifications. Between the Effective Date and each respective Closing Date, Steadfast shall promptly notify Blackstone of (and provide Blackstone with a copy of any written material received with respect to) (i) written notice of the institution of any condemnation, environmental, zoning or other proceedings relating to such Property of which Steadfast or any Property Owner, (ii) written notice of any violation of any legal requirements relating to such Property received by Steadfast or any Property Owner from any Governmental Authority, (iii) any material litigation, arbitration or administrative hearing against Steadfast or the applicable Property Owner that is filed during such period arising out of the ownership of such Property (but excluding tenant litigation and litigation covered by insurance), (iv) any written notices of material default received or given by Steadfast under any material Service Contract or received by Steadfast under any Lease following the date of this Agreement and (v) any other matters arising during such period that would materially and adversely affect Steadfast’s representations and warranties in Section 9.1 of this Agreement.
11.8    Property Management Agreements. On the respective Closing Dates, each Company Subsidiary shall enter into a property management agreement (each a “Property Management Agreement”) for its Property with Steadfast Management Company, Inc., which Property Management Agreements shall be substantially in the form of Exhibit G-1.
11.9    On the Initial Closing Date, the Company shall enter into an Accounting and Administrative Agreement with Steadfast Income Advisors, LLC, which Accounting and Administrative Agreement shall be substantially in the form of Exhibit G-2.
11.10    Estoppels; SNDAs. In the event that any lender with respect to the Assumed Loans or, with respect to any other Property, the Company’s proposed lender (“Company’s Lender”), requires Company to deliver (i) estoppels to any parties to any Condominium Document, Property Agreement or Service Contract (“Estoppels”) and/or (ii) subordination, nondisturbance and attornment agreements (“SNDAs”) in connection with Company’s financing of the Property (or any portion thereof) or otherwise requests Company to attempt to obtain the same, Steadfast will cooperate and use commercially reasonable efforts to deliver to the applicable third party each such requested Estoppel and/or SNDA (as applicable) in the form as may be requested by Company’s Lender and shall use commercially reasonable efforts to (but shall have no obligation to) obtain the prompt return of an executed Estoppel and/or an SNDA (as applicable) in substantially the same form. In no event shall Steadfast be required to deliver requests for such Estoppels and/or SNDAs (as applicable) for any residential Leases.

11.11    Violations. Prior to the Closing, Steadfast will use commercially reasonable efforts to close out any open building permits at any of the Properties, including but not limited to the Known Violations. Prior to the Closing, Steadfast shall use commercially reasonable efforts to cure any violations of which Steadfast has knowledge of prior to the Closing, including the Known Violations. For avoidance of doubt, the closing out of any building permits and cure of any open violations shall not be deemed a condition to Closing or a default hereunder and neither Steadfast nor Blackstone shall have the right to delay, defer or refuse to proceed to Closing based on a failure to close a building permit or to cure an open violation. Steadfast shall have the option, in its sole discretion and in lieu of curing any open building permits or open violations, including the Known Violations, to provide the Company a credit in the amount of all reasonably estimated costs, fees and penalties with respect to such open permits or violations in an amount not to exceed $20,000 in the aggregate for any individual Property, it being agreed that if the Company receives a credit at Closing and Steadfast pays any such fees and penalties prior to the applicable Closing and the applicable governmental entity confirms after the Closing that such item for which Company has received a credit has been paid, the Company shall promptly reimburse such credited amount to Steadfast. This Section 11.11 shall survive the Closing.
11.12    Assumed Loans. Prior to Closing, Steadfast shall and shall cause the Property Owners to continue to perform, in all material respects, their respective obligations under the Loan Documents (including, without limitation, the making of payments required thereby). Steadfast shall not (and shall not permit the Property Owners) to amend any Loan Documents without Blackstone’s consent.
12.    CLOSING CONDITIONS
12.1    Conditions to Obligations of Steadfast. In addition to any other conditions contained in this Agreement, the obligations of Steadfast under this Agreement to contribute the Properties to the Company and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions on or before the applicable Closing Date, except to the extent that any of such conditions shall be waived by Steadfast in writing at or prior to the applicable Closing:
12.1.1    Representations and Warranties of Blackstone. All representations and warranties of Blackstone and Company in this Agreement shall be true and correct in all material respects when made and shall continue to be true and correct in all material respects as of each Closing Date, except for changes that have been approved in writing by Steadfast.
12.1.2    Covenants of Blackstone. Blackstone shall have delivered the Purchase Price allocable to the Properties conveyed at such Closing and Blackstone and/or Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Blackstone and/or Company as of the Closing Date, including execution and delivery of the Company Agreement and all of the other Closing Documents and funds to be executed and delivered by Blackstone, Company or any Company Subsidiary pursuant to Section 13 below.

12.1.3    Not Conditioned on Financing. Except as contemplated by Section 12.3, each of Blackstone and Company expressly agrees and acknowledges that Blackstone’s and Company’s obligations hereunder are not in any way conditional upon or qualified by Blackstone’s or Company’s ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt financing or equity investment or otherwise).
If as of any Closing Date any of the foregoing conditions applicable to such Closing are not satisfied for any reason whatsoever or, alternatively, are not expressly waived in writing by Steadfast, Steadfast shall have no obligation to consummate the transactions described herein and shall have the right to terminate this Agreement, whereupon no Party shall have any further rights or obligations under this Agreement except for the Obligations Surviving Termination; provided, however, that Steadfast shall have the remedies described in Section 15.1 below in the event any such failure of condition is the result of Blackstone’s or Company’s default in the performance of its obligations and agreements hereunder.
12.2    Conditions to Obligations of Blackstone. In addition to any other conditions contained in this Agreement, the obligations of Blackstone and Company under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the applicable Closing Date with respect to each Property, except to the extent that any of such conditions shall be waived by Blackstone and/or Company in writing at or prior to such Closing.
12.2.1    Representations and Warranties of Steadfast. All representations and warranties of Steadfast in this Agreement shall be true and correct in all material respects (except for the representation made in Section 9.1.8(b), which shall be true and correct in all respects) when made and shall continue to be true and correct in all material respects as of the applicable Closing Date (as if such representation was made on and as of such applicable Closing Date) with respect to each individual Property, except as a result of Permitted Representation Changes or as otherwise approved in writing by Blackstone. “Permitted Representation Changes” shall mean:

(a)
changes in circumstances or status of Tenants under Leases occurring after the Effective Date (e.g., tenant defaults, bankruptcies, or other adverse matters relating to a tenant or any termination of any Lease by the applicable tenant) other than as a result of any landlord default thereunder or;

(b)	changes after the Effective Date with respect to Leases permitted pursuant to the provisions of Section 11.5;

(c)	the actual, threatened or contemplated commencement of any condemnation proceeding after the Effective Date (which matters shall be governed by the provisions of Section 14);

(d)	the occurrence of any casualty after the Effective Date (which matters shall be governed by the provisions of Section 14);

(e)	changes after the Effective Date with respect to Service Contracts permitted by the provisions of Section 11.6; and

(f)	an immaterial change in a representation or warranty.
12.2.2    Covenants of Steadfast. Steadfast shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Steadfast prior to or as of the applicable Closing Date, including execution and delivery of the Company Agreement and all of the other Closing Documents and funds to be executed and delivered by Steadfast and the Property Owners pursuant to Section 13 below.
If by the applicable Closing Date any of the foregoing conditions are not satisfied for any reason whatsoever with respect to any Property or, alternatively, are not expressly waived by Blackstone in writing, Blackstone shall have no obligation to consummate the Closing with respect to such affected Property, and shall have the right to terminate this Agreement with respect to such affected Property and designate it as a Removed Property, in which case the Escrow Agent shall refund the applicable Allocated Earnest Money to Blackstone whereupon no Party shall have any further rights or obligations under this Agreement with respect to such Removed Property except for the Obligations Surviving Termination; provided, however, Blackstone shall have the remedies described in Section 15.2 below in the event any such failure of condition is the result of Steadfast’s default in the performance of its obligations and agreements hereunder.

12.3    Assumed Loans/Prepaid Loans.
12.3.1    In addition to the other conditions contained in this Agreement, Company’s obligation to assume the Assumed Loans shall be conditioned on each Existing Lender executing Loan Assumption Documents confirming that such Existing Lender: (i) has consented to the assumption of the Assumed Loans by the applicable Company Subsidiary and approval of the Company, or such other party or parties as the Company and Existing Lender may agree as the substitute guarantor for the non-recourse carve-out matters accruing or from events occurring after the Closing and the substitute environmental indemnitor for any environmental indemnity obligations on the Outside Closing Date under the Assumed Loans (the “Company Replacement Guarantor”), (ii) has approved a replacement management agreement, if such approval right is granted to Existing Lender under the applicable Assumed Loans, (iii) has consented to the required amendments to the borrower structure listed on Schedule 12.3.1 attached hereto, in each case, in such form as may be mutually agreed by Company and the applicable Existing Lender (each a “Required Amendment”), and (iv) has confirmed the outstanding principal balance, interest rate and escrow reserves, if any (collectively, the “Loan Assumption Approvals”). Notwithstanding the foregoing, the Loan Assumption Approvals shall not be considered obtained and satisfied unless such documents (a) shall only require the applicable Company Subsidiaries and any replacement guarantors to assume the obligations under the Loan Documents for the Assumed Loan from and after the Outside Closing Date and in substantially the same form as those set forth in the current loan documents for the Assumed Loan, (b) shall not include any requirement (except as the Company approves, which approval may be given or withheld in the Company’s sole and absolute discretion) that any Person provide any guaranty or environmental indemnity to Existing Lenders beyond those already in place with respect to such Assumed Loan, (c) shall not require any payment or a funding of any reserve not contemplated by the Loan Document, (d) shall not modify the economic terms of the Assumed Loan and (e) shall not require any amendment to any loan documents to increase obligations or reduce the rights of the borrower or any guarantor thereunder other than to a de minimis extent (the foregoing (a) through (e), collectively, the “Loan Assumption Requirements”). Notwithstanding anything to the contrary contained herein, no Company Subsidiary shall be obligated to assume any Assumed Loan which is in default.
12.3.2    Steadfast’s obligation to consummate the transactions described in this Agreement shall be conditioned on each Existing Lender informing Steadfast and the Company, in writing, that such Existing Lender has released the applicable Property Owners, and its Affiliates of Steadfast who have provided guarantees for the Assumed Loans from all liability arising from and after the Closing under the Assumed Loan and under all such guarantees, other than with respect to environmental matters, if applicable (the “Steadfast Assumed Loan Release”). In the event that the Existing Lender does not agree to provide the Steadfast Assumed Loan Release, then the Company shall have the option to satisfy the closing condition in this Section 12.3.2 by indemnifying Steadfast and its Affiliates for all liability arising after the Closing under the Assumed Loan and under all such guarantees, other than with respect to environmental matters.

12.3.3    Steadfast and Blackstone, in a cooperative effort, shall jointly pursue the Loan Assumption Approval. In connection therewith, the Parties covenant and agree to submit a loan assumption application along with any required loan application fees and deposits (to be funded 10% by Steadfast and 90% by Blackstone) to Existing Lender promptly after the Effective Date, and thereafter shall use good faith and diligent efforts to obtain the Loan Assumption Approvals. In connection with the foregoing, Blackstone and Steadfast each agree (i) to reasonably cooperate with an Existing Lender’s customary requests for delivery of information about themselves, (ii) to approve any commercially reasonable loan assumption documents in form and content customarily required of similarly situated buyers in similar transactions, (iii) provide customary and reasonable releases to a Lender, if required by a Lender, and (iv) to comply with any other commercially reasonable requirements and conditions of Existing Lender in connection with the assumption of such Assumed Loan (to the extent the same do not conflict with the Loan Assumption Requirements). Furthermore, Steadfast’s cooperation shall include: (x) confirming, remaking and updating any representations and warranties in the Loan Documents as of the Closing Date if required by a Lender, subject to any necessary exceptions or modifications necessitated by new or newly discovered facts and circumstances, and (y) promptly supplying to any Lender, upon receipt of written request therefor, all financial and other information with respect to Steadfast and the Property Owners and applicable Properties as may be reasonably requested from time to time by a Lender in accordance with the terms and conditions of the applicable Loan Documents and otherwise reasonably cooperate with requests of a Lender with respect to any Loan Assumption. In the event that any Lender requires in connection with a Loan Assumption that the Company Subsidiary and/or Company Replacement Guarantor assume obligations or liabilities with respect to the Loan for matters arising since the inception of the Loan (as distinguished from those arising from and after the Closing), Steadfast shall indemnify the Company Subsidiary and the Company Replacement Guarantor with respect to such obligations and liabilities relating to the period prior to the Closing.
12.3.4    Any loan assumption fees required by an Existing Lender as a condition to a Loan Assumption Approval, as well as all other costs and expenses of any Existing Lender associated with issuance of a Loan Assumption Approval, including without limitation all attorneys’ fees, title costs, appraisal fees, rating agency fees, and other actual third party costs incurred by Existing Lender or the servicer of such loan in connection with the Parties’ application for a Loan Assumption Approval (hereinafter collectively referred to as “Loan Assumption Costs”), shall be treated as Company Transaction Costs pursuant to this Agreement.
12.3.5    Notwithstanding anything provided herein, if any Existing Lender has not provided its Loan Assumption Approval for any Assumed Loan or agreed to the Loan Assumption Requirements in the related loan assumption documentation (the “Loan Assumption Documents”) by March 31, 2018, then (i) Steadfast shall cause the Assumed Loan to be prepaid or defeased on or before the Outside Closing Date and it shall be deemed a Prepaid Loan under this Agreement, in which case (a) the fees and costs, including legal fees (but excluding principal and interest and other fees due with respect to the Assumed

Loan) incurred in such prepayment or defeasance shall be Company Transaction Costs and (b) Steadfast shall pay all principal and accrued interest on the Assumed Loan; or (ii) if such Assumed Loan cannot by its terms be prepaid or defeased, then either (A) Steadfast shall use commercially reasonable efforts to obtain the applicable lender’s consent to the prepayment or defeasance of such Assumed Loan, as applicable, on or before the Outside Closing Date, and if such consent is not obtained by the Outside Closing Date, then Blackstone shall have the unilateral right to terminate this Agreement with respect to the Property subject to such Assumed Loan by written notice to Steadfast, in which event such Property shall be deemed a Removed Property, the Allocated Earnest Money with respect to the Removed Property shall be returned to the Company and the Parties shall have no further rights or obligations under this Agreement with respect to such Removed Property other than Obligations Surviving Termination relating to such Removed Property, or (B) the Parties, by mutual agreement, may extend the Outside Closing Date to allow additional time to effect the prepayment or defeasance of such Prepaid Loan.
12.3.6    In the event that the terms of any Prepaid Loans (other than the Prepaid Loans contemplated in Section 12.3.5) do not permit prepayment or defeasance or prepayment or defeasance cannot be achieved on or before the Initial Closing Date, then Steadfast shall use commercially reasonable efforts to obtain the applicable lender’s consent to the prepayment or defeasance of such Prepaid Loan, as applicable, on or before the Outside Closing Date, and if such consent is not obtained by the Outside Closing Date, then (i) Blackstone shall have the unilateral right to terminate this Agreement with respect to the Property subject to such Prepaid Loan by written notice to Steadfast, in which event such Property shall be deemed a Removed Property, the Allocated Earnest Money with respect to the Removed Property shall be returned to the Company and the Parties shall have no further rights or obligations under this Agreement with respect to such Removed Property other than Obligations Surviving Termination relating to such Removed Property, or (ii) the Parties, by mutual agreement, may extend the Outside Closing Date to allow additional time to effect the prepayment or defeasance of such Prepaid Loan. The fees and costs incurred in such prepayment or defeasance (excluding any principal and interest payments), shall be Company Transaction Costs (including the legal fees of the Company and the Exiting Lender incurred in connection with such prepayment or defeasance).
12.3.7    Notwithstanding anything to the contrary in this Section 12 or any other provision of this Agreement, in the event that the Agreed Value of Removed Properties exceeds: (a) if Meritage is not one of the Removed Properties, $80,000,000, or (b) if Meritage is one of the Removed Properties, $100,000,000, either Party may terminate this Agreement and neither party shall have any further rights, duties or obligations hereunder except for Obligations Surviving Termination.

13.    CLOSING
13.1    Deliveries by Steadfast. One (1) business day prior to the Initial Closing Date, Steadfast shall execute and deliver a counterpart of the Company Agreement to the Escrow Agent. In addition, one business day prior to each applicable Closing Date, Steadfast shall execute and deliver to the Escrow Agent, or cause the applicable Property Owner to execute and deliver to the Escrow Agent, the following (all of which shall be duly acknowledged where required) with respect to each Property being conveyed on such Closing Date:
13.1.1    A limited or special warranty deed (warranting title by, through or under the applicable Property Owner) with respect to each Property in substantially the forms attached hereto as Exhibits H-1, H-2 and H-3, but modified to conform to the law of the jurisdiction where the Property is located, duly executed by the applicable Property Owner, conveying fee simple title to the applicable Company Subsidiary, subject to the applicable Permitted Exceptions and Assumed Loans (if applicable) (each a “Deed” and collectively, the “Deeds”);
13.1.2    An Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit I, but modified to conform to the law of the jurisdiction where each Property is located, whereby the applicable Property Owner shall assign to the applicable Company Subsidiary all of such Property Owner’s right, title and interest in and to any Leases relating to such Property and any related guaranty, subject to the Permitted Exceptions and the Assumed Loans (if applicable);
13.1.3    A Blanket Transfer and Assignment and Bill of Sale (of Personal and Intangible Property) in substantially the form attached hereto as Exhibit J, but modified to conform to the law of the jurisdiction where the Property is located, whereby the applicable Property Owner shall assign to the applicable Company Subsidiary all of such Property Owner’s right, title, and interest in and to the Personal Property, subject to the Permitted Exceptions and the Assumed Loans (if applicable);
13.1.4    An Assignment and Assumption of Service Contracts in substantially the form attached hereto as Exhibit K, but modified to conform to the law of the jurisdiction where the Property is located, whereby the applicable Property Owner shall assign to the applicable Company Subsidiary all of the Property Owner’s right, title, and interest in and to any assignable Designated Service Contracts. To the extent that any Service Contract is not assignable, the respective Property Owner shall terminate such Service Contract prior to the applicable Closing and any costs and fees that accrue as a result of such termination shall be a Steadfast Transaction Cost.
13.1.5    Written estoppels of the applicable homeowner’s association, condominium board or counterparty with respect to each Property Agreement or Condominium Document listed on Schedule 13.1.5;

13.1.6    A resignation of each officer, member or director of the board of any applicable homeowner’s association or condominium who was appointed by Steadfast or any of its Affiliates on behalf of the owner of all or any portion of such Property;
13.1.7    A title affidavit with respect to each applicable Property executed by the applicable Property Owner in the form attached hereto as Exhibit L, but modified to conform to the law and custom of the jurisdiction where the Property is located as required by the Title Company. In addition, Steadfast shall deliver to the Title Company an affidavit in the form attached hereto as Exhibit M in order to enable the Title Company to issue a Non-imputation Endorsement for the Company Subsidiary’s Title Policy;
13.1.8    An affidavit in compliance with Section 1445(f)(3) of the Code, that such Property Owner is not a foreign person as such term is defined in Section 1445(f)(3) of the Code, and any corresponding state or local forms or certificates required to exempt Steadfast from withholding under the laws of any state or local jurisdiction;
13.1.9    Such conveyancing or transfer tax forms or returns or other similar disclosure forms as are required to be delivered or signed by Steadfast or the applicable Property Owner under applicable state, county and local law in connection with the conveyance of such Property;
13.1.10    Any Loan Assumption Documents to be executed by the applicable Property Owner, by Steadfast, or by any Affiliate of Steadfast in connection with the assumption of any Assumed Loan by the Company Subsidiary;
13.1.11    A termination of all (x) Affiliate Agreements and (y) management or leasing agreements in effect with respect to such Property;
13.1.12     A letter from the applicable Property Owner to the Tenant of such Property notifying such Tenant of the conveyance of the Property to the applicable Company Subsidiary, such letter to be in such form as Steadfast and Blackstone shall reasonably approve;
13.1.13     A closing statement setting forth the prorations and adjustments required herein, payment of all costs and expenses required pursuant to this Agreement, and the source and disposition of the Parties’ capital contributions to the Company and all other funds transferred at Closing (the “Closing Statement”);
13.1.14     A certificate (“Steadfast Closing Certificate”) in the form of Exhibit N from Steadfast to Blackstone and reaffirming each of the representations and warranties set forth in Section 9.1, except as noted therein;
13.1.15     A Property Management Agreement for each Property being conveyed executed on behalf of Steadfast Management Company, Inc.;

13.1.16    Evidence of the existence, formation and authority of Steadfast and the applicable Property Owners and of the authority of the persons executing documents on behalf of Steadfast and the applicable Property Owners, and any other customary documents, undertakings, affidavits or agreements required by the Title Company, all in form reasonably satisfactory to the Title Company; and
13.1.17    An Assignment and Assumption of Declarants Rights in form substantially as attached hereto as Exhibit S duly authorized, executed acknowledged by the applicable Property Owner and declarant.
13.2    Deliveries by Blackstone. One business day prior to the Initial Closing Date, Blackstone shall execute and deliver a counterpart of the Company Agreement to the Escrow Agent. In addition, one business day prior to each applicable Closing Date (except in the case of the funds described in Section 13.2.1, which may be delivered on the actual date of Closing), Blackstone shall execute and deliver to the Escrow Agent the following documents and items (duly acknowledged where required):
13.2.1    Immediately available funds that portion of the Initial Contribution from Blackstone to the Company allocable to the Properties being conveyed at the applicable Closing, subject to a credit for the Allocated Earnest Money allocable to such Properties, which Allocated Earnest Money shall be disbursed by the Escrow Agent to the Company as a portion of the funds due from Blackstone at Closing;
13.2.2    The Closing Statement described in Section 13.1.11;
13.2.3    Evidence of the legal existence and good standing of Blackstone and the power and authority of the individuals executing and delivering this Agreement, the Company Agreement, the Closing Documents described herein on behalf of Blackstone to act for and bind Blackstone, and any other customary documents, affidavits or other agreements required by the Title Company to issue the Title Policies;
13.2.4    Any Loan Assumption Documents to be executed by Blackstone or any Affiliate of Blackstone in connection with the assumption of any Assumed Loan; and
13.2.5    A certificate (“Blackstone Closing Certificate”) in the form of Exhibit O from Blackstone to Steadfast reaffirming each of the representations and warranties set forth in Section 10.1, except as noted therein.
13.3    Company and Company Subsidiary Closing Documents. At each Closing, Blackstone shall cause the Company and each Company Subsidiary, as applicable, to execute and/or deliver the following additional documents with respect to the Properties conveyed at such Closing;
13.3.1    Any Loan Assumption Documents applicable to the Properties of such Company Subsidiary;

13.3.2    (i) A Property Management Agreement between such Company Subsidiary and Steadfast Management Company, Inc.;
13.3.3    Counterparts of the Assignment and Assumption of Lease, the Blanket Transfer and Assignment and Bill of Sale, the Assignment and Assumption of Service Contracts, and the Closing Statement; and
13.3.4    A limited liability company agreement or limited partnership agreement, as applicable, for each Company Subsidiary, evidence of the legal existence and good standing of each Company Subsidiary and the power and authority of the individuals executing and delivering each limited liability company agreement or limited partnership agreement, as applicable, and the Closing Documents described herein on behalf of the Company Subsidiaries to act for and bind the Company Subsidiaries, and any other customary documents, affidavits or other agreements required by the Title Company to issue the Title Policies.
13.4    Other Instruments. In addition to the documents and instruments to be delivered as herein provided in connection with each Closing, each of the Parties shall, from time to time at the request of the other Party or the Escrow Agent in connection with or following a Closing with respect to any individual Property, execute and deliver such other instruments and shall take such other actions as may be reasonably required to effectively carry out the terms of this Agreement, provided that no such additional document or action shall expand any obligation, covenant, representation or warranty of any Party in any material respect, or result in any new or additional obligations, covenants, representations or warranties by either Party beyond those expressly set forth in this Agreement.

14.    RISK OF LOSS
14.1    Condemnation and Casualty. All risk of loss with respect to each Property shall remain with Steadfast and the applicable Property Owner until the Closing for such Property, when full risk of loss with respect to the Property shall pass to Company or the applicable Company Subsidiary. If, prior to the Closing Date for such Property, all or any portion of any Property is taken by condemnation or eminent domain, or is the subject of a pending or threatened (in writing) taking which has not been consummated (a “Condemnation”), or is destroyed or damaged by fire or other casualty (a “Casualty”), Steadfast shall notify Blackstone of such fact promptly after Steadfast obtains knowledge thereof. If such Condemnation or Casualty is Material (as hereinafter defined), then Blackstone shall have the option to terminate this Agreement as to such Property upon notice to Steadfast given not later than fifteen (15) days after receipt of Steadfast’s notice. At Blackstone’s option, the Closing Date shall be extended to allow Blackstone such fifteen (15) day period. If this Agreement is terminated as to a particular Property, the Parties shall have no further rights or obligations under this Agreement with respect to such Property other than Obligations Surviving Termination which relate to such Property; provided, however, in the case of any such Property removal, the terms of Section 6.10 shall apply. In the event of either a (i) non-Material Condemnation or Casualty affecting such Property or, (ii) a Material Condemnation or Casualty affecting such Property where this Agreement is not terminated with respect to a Property, then, in either case, Steadfast and the applicable Property Owner shall assign and turn over to the Company all of the insurance proceeds or condemnation proceeds, as applicable, payable to such Property Owner (except for rental interruption proceeds, which shall be prorated as of the Closing Date) net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of such Property Owner’s right, title and interest in the proceeds payable with respect to such fire or other casualty or condemnation), and the Parties shall proceed to Closing with respect to such Property pursuant to the terms of this Agreement, provided, however, at Closing, Steadfast shall pay to the Company the amount of any insurance deductible for which the Property Owner (rather than the applicable Tenant) is responsible, but not yet funded by the Property Owner.

For purposes of this Section 14.1, the term “Material” shall mean (i) with respect to a Condemnation, any Condemnation which is reasonably likely to result in (A) a material loss of access to a Property or any building at a Property, (B) a loss of ten percent (10%) or more of the rentable units of the subject Property, (C) the taking of any portion of a Property having a reasonably estimated value or having a cost of repair or replacement equal to five percent (5%) or more of the Agreed Value of the subject Property, or (D) a taking which involves parking areas such that, subsequent to such taking, the balance of the subject Property will be in violation of municipal zoning codes and ordinances, or in violation of parking requirements contained in the recorded title documents applicable to such Property; and (ii) with respect to a Casualty, any Casualty that is reasonably likely to result in (A) cost of repairs or replacement which are reasonably expected to equal five percent (5%) or more of the Agreed Value of the subject Property, (B) uninsured loss in excess of $1,000,000 with respect to any Property, (C) any material loss of access to a Property or any building at a Property, or (D) a material loss of parking such that, subsequent to such casualty, the balance of the subject Property will be in violation of municipal zoning codes and ordinances, or in violation of parking requirements contained in the recorded title documents applicable to such Property with no ability to cure any such violation by restoring or replacing such lost parking at a cost which is not material.
15.    DEFAULT
15.1    Default by Blackstone or Company. In the event the contribution of the Properties to the Company in accordance with the terms of this Agreement is not consummated on the Initial Closing Date or the Outside Closing Date (as applicable) because of Blackstone’s or Company’s material breach or default under the terms of this Agreement, including a breach of any representation or warranty of Blackstone or a failure or refusal to perform its obligations under the terms of this Agreement, and if Blackstone and/or Company fails to cure such breach or default within five (5) business days after receipt of written notice thereof from Steadfast (provided that no prior notice shall be required for obligations to be performed on a Closing Date), then Steadfast may, at Steadfast’s sole election and as Steadfast’s sole and exclusive remedy, terminate this Agreement by written notice to Blackstone, in which case the Escrow Agent shall disburse to Steadfast all Earnest Money then held by the Escrow Agent as liquidated damages with respect to Blackstone’s or Company’s default. The Parties agree it would be impractical and extremely difficult to fix the damages which Steadfast may suffer in the event the contribution of the Properties is not consummated due to Blackstone’s or Company’s default in its obligations under this Agreement, and therefore Steadfast and Blackstone hereby agree that the Earnest Money represents a reasonable estimate of the damages Steadfast would suffer in such event. Such liquidated damages shall be the sole and exclusive remedy of Steadfast by reason of a default by Blackstone or Company, and Steadfast hereby waives and releases any right to sue Blackstone or Company for specific performance of this Agreement or to prove that Steadfast’s actual damages exceed the amount which is herein provided to Steadfast as full liquidated damages.

15.2    Default by Steadfast. In the event the contribution of the Properties to the Company in accordance with the terms of this Agreement is not consummated because of a material breach or default by Steadfast in performance of Steadfast’s obligations or agreements under the terms of this Agreement, and if Steadfast fails to cure such breach or default within five (5) business days after receipt of written notice thereof from Blackstone (provided that no prior notice shall be required for obligations to be performed on a Closing Date), then as Blackstone’s and Company’s sole and exclusive remedies, Blackstone may, at Blackstone’s sole election:
15.2.1    Terminate this Agreement with respect to all Properties by written notice delivered to Steadfast, in which case the Escrow Agent shall refund to Blackstone all Earnest Money then held by the Escrow Agent.
15.2.2    Enforce specific performance of Steadfast’s obligations under this Agreement, in which case the Initial Closing Date and/or the Outside Closing Date (as applicable) shall be automatically extended as necessary for Blackstone and Company to prosecute such action; provided, however, if Blackstone fails to deliver written notice of its intent to file a cause of action for specific performance against Steadfast within sixty (60) days after Blackstone’s delivery of the default notice to Steadfast, each of Blackstone and Company shall be deemed to have waived its right to specific performance of this Agreement in connection with the default or breach in question. The foregoing notwithstanding, if Steadfast’s default or breach hereunder is the result of Steadfast’s sale or conveyance of any Property in violation of the terms of this Agreement, thus making specific performance of this Agreement unavailable, Blackstone and Company may assert and seek judgment as to all other remedies available to it at law or in equity, which remedies shall be cumulative and shall survive the Closing or the termination of this Agreement; provided, in any suit for damages, Steadfast shall not be liable to Blackstone or Company for any punitive, special or consequential damages. Notwithstanding the foregoing any conflict between the provisions of this Section and Section 15.4 with regard to a breach of Steadfast’s representations or warranties shall be resolved by the provisions of Section 15.4.

15.2.3    In addition to the remedies enumerated in 15.2.1, in connection with any termination of this Agreement resulting from the willful acts of Steadfast, Blackstone shall have the additional right to a reimbursement from Steadfast of Blackstone’s out-of-pocket expenses incurred in connection with the transactions contemplated hereby; provided, however, Steadfast’s liability to Blackstone for all damages, of any nature whatsoever, shall not exceed the lesser of (A) the Third Party Expenses, or (B) Seven Hundred Fifty Thousand Dollars ($750,000.00). Blackstone shall not claim, sue for or accept an award for more than the maximum amount of damages hereinabove set forth on account of or in connection with this Agreement or any default by Steadfast under this Agreement. In no event shall Blackstone or Company have the right to recover from Steadfast any special or consequential damages. For purposes of this Agreement, “Third Party Expenses” shall mean costs and expenses in connection with third parties performing due diligence activities on the Property on behalf of Blackstone. Blackstone acknowledges that Third Party Expenses shall not include any allocation of Blackstone’s overhead or any amounts attributed by Blackstone to work performed by Blackstone or its employees.
15.3    Other Remedies. Except as otherwise provided in Section 15.4 below, nothing in this Agreement, including the terms of Sections 15.1 and 15.2 above, shall limit any rights or remedies either Party may have with respect to those provisions of this Agreement that survive Closing with respect to any Properties contributed to the Company (including indemnitees and claims for any misrepresentation or breach of warranty), or under any Closing Documents entered into pursuant to this Agreement, or with respect to any Obligations Surviving Termination. If this Agreement is terminated due to the default of a Party, then the defaulting party shall pay any fees due to the Title Company for cancellation of the Title Commitments.

15.4    Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement or in any Closing Document: (i) the maximum aggregate liability of Steadfast and its Affiliates with respect to all Claims made by Blackstone, the Company, and any Company Subsidiary (collectively the “Blackstone Claimants”) for breach of the representations or warranties by Steadfast under this Agreement or any Closing Documents executed pursuant hereto or in connection herewith, shall under no circumstances whatsoever exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Cap Amount”); and (ii)  Steadfast, or any of its Affiliates shall have no liability whatsoever for any Claim by the Blackstone Claimants alleging a breach by Steadfast or any of its Affiliates of any representation and/or warranty contained in this Agreement or in any of the Closing Documents unless such Claim, either alone or when aggregated with the other Claims by the Blackstone Claimants alleging a breach of any such representation and/or warranty, is for an aggregate amount in excess of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Floor Amount”), in which event the liability of Steadfast and its Affiliates respecting any such Claim or Claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above. The Blackstone Claimants shall not make any Claim against Steadfast or any of its Affiliates unless the Blackstone Claimants in good faith believes their aggregate Claims exceed the Floor Amount. The Blackstone Claimants further agree that the Cap applies to the aggregate of all Claims that the Blackstone Claimants or any of them has or may have. Notwithstanding anything to the contrary contained herein, the Floor Amount and the Cap Amount shall not apply to Steadfast’s liability with respect to (i) fraud, (ii) Steadfast’s indemnification obligations contained in Section 16, (iii) Steadfast’s obligations contained in Section 6 and (iv) any breaches of Steadfast’s representation in Section 9.1.8(b).
15.5    Survival. The agreements of the Parties set forth in this Section 15 shall survive the Closings and any termination of this Agreement.

16.    BROKERS
In connection with the transactions contemplated by this Agreement (i) Steadfast hereby represents and warrants to Blackstone that Steadfast has not incurred, and shall not incur, any obligation to any third party for the payment of any broker’s fee, finder’s fee, commission or other similar compensation other than the fee owed to Jones Lang LaSalle Capital Markets (“Broker”), which fee shall be paid by Steadfast pursuant to a separate agreement, and (ii) Blackstone hereby represents and warrants to Steadfast that Blackstone has not incurred, and shall not incur, any obligation to any third party for the payment of any broker’s fee, finder’s fee, commission or other similar compensation. In the event of a claim for a broker’s fee, finder’s fee, commission or other similar compensation in connection herewith, Steadfast, if such claim is based upon any agreement alleged to have been made by Steadfast, hereby agrees to defend, indemnify, and hold Blackstone, its Affiliates, the Company, the Company Subsidiaries, and each of them, harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys’ fees and expenses) which such parties may sustain or incur by reason of such claim, and Blackstone, if such claim is based upon any agreement alleged to have been made by Blackstone, hereby agrees to defend, indemnify and hold Steadfast, its Affiliates, the Company, the Property Owners, the Company Subsidiaries, and each of them, harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys’ fees and expenses) which such parties may sustain or incur by reason of such claim. The provisions of this Section 16 shall survive the Closings and/or termination of this Agreement.
17.    ASSIGNMENT
17.1    Assignment by Blackstone. Blackstone shall not be entitled to assign its right, title and interest herein without the prior written consent of Steadfast, which consent may be withheld for any reason or for no reason. Any assignee shall expressly assume all of Blackstone’s duties, obligations and liabilities hereunder, and a copy of such assignment and assumption shall be provided with reasonable promptness to Steadfast. In the event of such an assignment, Blackstone shall remain obligated for all of the obligations and liabilities of Blackstone to Steadfast arising under this Agreement; provided, however, that upon any Closing, such assignee (and not Blackstone) shall become a member of the Company and shall have sole responsibility and liability for all obligations arising under the Company Agreement.
17.2    Assignment by Steadfast. Steadfast shall be entitled to assign its right to become a member in the Company to any Affiliate of Steadfast. Notwithstanding any such assignment, Steadfast shall remain obligated for all of its obligations and liabilities under this Agreement; provided, however, any such assignee shall have sole responsibility and liability for all obligations arising under the Company Agreement.

18.    MISCELLANEOUS
18.1    Notices. Any and all notices, requests, demands or other communications hereunder shall be given in writing and transmitted by hand delivery with receipt therefor, by electronic mail (with confirmation, except under Section 7.1, by hard copy delivered by overnight courier for next business day delivery), or by reputable national overnight courier service, addressed as follows (or to such changed address as the addressee of such a communication may have notified the sender thereof):

To Steadfast:	Steadfast Income REIT, Inc. 18100 Von Karman Avenue Suite 500 Irvine, California 92612 Attention: Rodney Emery Email: rod.emery@steadfastco.com

With a copy to:	Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 Attention: Heath Linsky, Esq. Email: hlinsky@mmmlaw.com

To Company/Blackstone:
BREIT Steadfast MF JV LP
345 Park Avenue
New York, NY 10154
Attention: Rob Harper & Leon Volchyok
Email: harper@Blackstone.com & leon.volchyok@blackstone.com

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Erik Quarfordt Email: Erik.Quarfordt@stblaw.com

If sent by email, a notice shall be deemed given when such email is transmitted to the notice address, and shall be deemed received on that same day unless given after 5:00 p.m. local time in the receiving location, in which case such receipt shall be the next business day. If personally delivered, a notice shall be deemed given and received upon such delivery. If sent by overnight courier service, a notice shall be deemed given upon deposit with such courier and deemed received upon actual receipt or refusal of delivery at the notice address. Notices to, from or signed by the legal counsel for a Party shall be equally effective as a notice to or from such Party itself.
18.2    Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of New York, without regard to the conflict of laws principles thereof.
18.3    Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.
18.4    Business Days. If any date herein set forth for the performance of any obligations of either Party or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, (i) the term legal holiday means any state or Federal holiday for which financial institutions or post offices are generally closed in New York, and (ii) the term business day means any day other than a Saturday, Sunday or legal holiday.
18.5    Counterparts; Electronic Delivery. This Agreement and any related documents may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Documents executed (manually or digitally) by the Parties but delivered by “pdf” or other electronic means will be accepted with the same effect as original ink-signed “hard copy” versions (an “Executed Original”) of such documents, provided that (a) if expressly requested by the other Party, a Party will promptly also deliver one or more Executed Originals of any such document; and (b) all Closing Documents which are to be recorded must be delivered by the signing party as Executed Originals.
18.6    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.
18.7    Interpretation. This Agreement shall not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that Blackstone, on the one hand, and Steadfast on the other hand, have contributed substantially and materially to the preparation of this Agreement.

18.8    Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, together with the Confidentiality Agreement, contain the final and entire agreement between the Parties hereto with respect to the transactions contemplated hereby and are intended to be an integration of all prior negotiations and understandings, and without limitation supersede that certain Letter of Intent dated August 14, 2017. Steadfast, Blackstone and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the Parties hereto. Each Party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the Party for whose benefit the provision is being waived. No failure of either Party to exercise any power given such Party hereunder or to insist upon strict compliance by either Party with its obligations hereunder, and no custom or practice of the Parties at variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof.
18.9    Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, which will remain valid and in force to the fullest extent permitted by law.
18.10    Survival. Except as expressly stated otherwise in this Agreement, all obligations of Blackstone and Steadfast pursuant to this Agreement which are to be performed or apply to circumstances subsequent to the Closing, and every indemnity contained in this Agreement, shall survive the Closing and shall not be merged into any instrument or conveyance delivered at the Closing. Notwithstanding the foregoing, survival of the representations and warranties of the Parties herein shall be governed by the terms of Section 9.3 and Section 10.2 hereof.
18.11    Exhibits and Schedules. Exhibits A through S and the Schedules attached hereto are incorporated herein by reference.
18.12    Time. Time is of the essence in the performance of each of the Parties’ respective obligations contained herein.

18.13    Attorneys’ Fees. If there is any litigation or arbitration between the Parties to determine or enforce any provisions or rights arising under this Agreement, the unsuccessful Party in such proceeding agrees to pay to the successful Party all costs and expenses incurred by the successful Party in connection therewith, including without limitation reasonable attorneys’ fees and court costs. For purposes of this Section 18.13, a Party will be considered to be the “successful Party” if (i) such Party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other Party, trial, or alternative dispute resolution process), (ii) such Party did not initiate the litigation and either (a) received a judgment in its favor, or (b) did not receive judgment in its favor, but the Party receiving the judgment did not substantially obtain the relief which it sought, or (iii) the other Party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. The provisions of this Section 18.13 shall survive the Closing or any termination of this Agreement.
18.14    Escrow Agreement.
18.14.1    Instructions. Steadfast and Blackstone each shall promptly deposit a copy of this Agreement executed by such Party (or either of them shall deposit a copy executed by each of Steadfast and Blackstone) with Escrow Agent, and, upon receipt of the Earnest Money from Blackstone, Escrow Agent shall immediately execute this Agreement where provided below. The Escrow Agent shall invest the Earnest Money in such short-term, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as the Escrow Agent, in its reasonable discretion, deems suitable, and all interest and income thereon shall become part of the Earnest Money and shall be remitted to the party entitled to the Earnest Money pursuant to this Agreement This Agreement, together with such further instructions, if any, as the Parties or a Party shall provide to Escrow Agent in writing, shall constitute the escrow instructions (it being understood that either Party may deliver additional instructions to Escrow Agent in writing so long as the same are not incompatible with this Section 18.14). If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the Parties hereto agree to make such deletions, substitutions and additions hereto as counsel for the Parties shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by the Parties.

18.14.2    Liability of Escrow Agent. The Parties acknowledge that the Escrow Agent shall be conclusively entitled to rely, except as hereinafter set forth, upon a writing from Steadfast and Blackstone as to how the Earnest Money (which, for purposes of this Section shall be deemed to also include any other escrowed funds held by the Escrow Agent pursuant to this Agreement) should be disbursed. Any notice sent by Steadfast or Blackstone (the “Notifying Party”) to the Escrow Agent shall be sent by the Notifying Party simultaneously to the other noticed Parties pursuant to Section 18.1 herein (the “Notice Parties”). If the Notice Parties do not object to the Notifying Party’s notice to the Escrow Agent within ten (10) days after the Notice Parties’ receipt of the Notifying Party’s notice to the Escrow Agent, the Escrow Agent shall be able to rely on the same. If the Notice Parties send, within such ten (10) days, written notice to the Escrow Agent disputing the Notifying Party’s notice, a dispute shall exist and the Escrow Agent shall hold the Earnest Money as hereinafter provided. The Parties hereto hereby acknowledge that Escrow Agent shall have no liability to any Party on account of Escrow Agent’s failure to disburse the Earnest Money if a dispute shall have arisen with respect to the propriety of such disbursement and, in the event of any dispute as to who is entitled to receive the Earnest Money, disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit or interplead such funds into a court of competent jurisdiction pending a final decision of such controversy. The Parties hereto further agree that Escrow Agent shall not be liable for failure of any depository and shall not be otherwise liable except in the event of Escrow Agent’s breach of these instructions or its negligence or willful misconduct. The Escrow Agent shall be reimbursed on an equal basis by Steadfast and Blackstone for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the Earnest Money. The notice periods set forth in this Section 18.14.2 may be modified by a writing signed by both Parties to this Agreement.
18.15    No Recording. Except for the Required SEC Filings, neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either Party and any attempt to do so may be treated by any other Party as a breach of this Agreement.

18.16    Publicity. Except for the Required SEC Filings and for any limited disclosures which are reasonably necessitated or required by law or regulation (including without limitation regulations of the Securities and Exchange Commission), neither Party shall issue or cause or permit its Affiliates to issue any press release, public statement or promotional material (each a “Press Release”) with respect to the transactions contemplated by this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If either Party desires to issue a Press Release, such Party shall, at least three (3) business days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other Party for its review, comment and approval. If no objection or comments are provided by the other Party within such period, consent to the Press Release shall be deemed to have been given. Once a Party has received consent (or deemed consent) to issuance of the Press Release, such Party shall have the right to issue and re-issue the content of such Press Release without obtaining further consent of the other Party. In addition, either Party may release information concerning the transactions contemplated hereby at any time after the date of this Agreement, (i) to comply with any applicable Law, including pursuant to governmental regulations and statutes as required by law for publicly traded entities or pursuant to an order by a court of competent jurisdiction and (ii) to the extent, in the good faith judgment of Blackstone’s or Steadfast’s counsel, accountants, or advisors, as applicable, such disclosure is required or reasonably advisable to be disclosed (including in any registration statement, other disclosure document, press release or public announcement) in connection with such party’s (or any of its affiliates’) quarterly earnings results, earnings guidance or capital raising and other fund-raising activities; provided, however, such disclosing party shall give the other party a reasonable opportunity to review and comment on such disclosure. The provisions of this Section shall survive the Closing or any earlier termination of this Agreement.
18.17    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
18.18    Further Assurances. Each Party shall, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement (provided the same do not increase in any material respect the costs to, or liabilities or obligations of, such party in a manner not otherwise provided for herein). It is the intent of the parties that all of the Property is conveyed and transferred to the Company at Closing. In the event any portion of the Property (including any Personal Property) is not capable of being assigned at Closing (such as a roof warranty that is not transferable), Steadfast shall use commercially reasonable efforts after Closing to assist the Company in its efforts to effectuate the assignment of such property to the applicable Company Subsidiary (including executing all necessary transfer forms) and otherwise provide the Company, at no cost to Steadfast, with the economic benefits of such property by enforcing such property (solely at the Company’s direction and at the Company’s sole cost) for the benefit and at the expense of the applicable Company Subsidiary. The terms of this Section shall survive the Closing or any termination of this Agreement.

18.19    Exculpation. Each Party to this Agreement agrees that no present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in any Party to this Agreement, the Company, any Property Owner, or any Company Subsidiary shall have any personal liability, directly or indirectly, under or in connection with this Agreement.
18.20    Books and Records. Company has advised Steadfast that Company (or any direct or indirect owner of Company or Affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Properties for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (financial statements for any such interim period being unaudited) (the "Financial Information"). Following the Closing, Steadfast agrees to use its commercially reasonable efforts to cooperate with Company and its representatives and agents in preparing the Financial Information within seventy five (75) days from the date of the Initial Closing. Without limiting the generality of the foregoing, if requested by Company, Steadfast shall (i) maintain and allow Company (upon no less then seventy-two (72) hours prior written notice, which notice may be given via email), reasonable access to, during normal business hours, such books and records of Steadfast reasonably related to the Properties (provided Steadfast shall have the right to redact information relating to assets and liabilities of Steadfast and its Affiliates other than the Properties), (ii) make employees with knowledge of the Properties available for interview by Company, (iii) deliver a customary representation letter (the “Audit Inquiry Letter”) in such form as is reasonably acceptable to Steadfast and the Company’s outside third party accountants (the “Accountants”), with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate, signed by the individual(s) responsible for Steadfast’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements, and same will be made subject to the terms and limitations set forth below in this Section, and (iv) to the extent that Steadfast’s financial statements have previously been audited, Steadfast shall use commercially reasonable efforts to cause the auditor of Steadfast’s financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, to provide to the Company and/or their Affiliates or the underwriters or initial purchasers in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards and to participate in due diligence sessions customarily conducted in connection with the provision of comfort letters (the foregoing (i) – (iv) referred to collectively as the “Audit Assistance”). Notwithstanding the foregoing, Steadfast shall not be required to provide any information concerning (a) Steadfast's confidential financial analyses or projections, prepared for Steadfast's internal purposes or otherwise not directly related to the operation of the Properties, (b) financial statements of any Affiliate or subsidiary of Steadfast (other than Property-level financial statements).

Blackstone shall reimburse Steadfast, within five (5) business days following Steadfast’s request, for all out of pocket costs and expenses actually incurred by Steadfast and its Affiliates for any and all Audit Assistance provided by them at the request of Blackstone or the Company pursuant to this Section 18.20. Further, Blackstone and the Company hereby indemnify and agree to hold Steadfast, its Affiliates or subsidiaries, or any of their respective officers, directors, shareholders, partners, members, employees or agents (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against all costs, expenses, losses, liabilities, damages, demands, allegations or actions suffered by or otherwise asserted against any Indemnified Party as a result of the Audit Assistance, any filings with the Securities and Exchange Commission, and/or the Audit Inquiry Letter; provided, however, that the foregoing indemnity shall not apply to (i) anything arising out of the negligence or willful misconduct of Steadfast, the Property Owners, or their respective Affiliates or (ii) anything arising out of any misrepresentation in information relating to the Properties provided by Steadfast, the Property Owners, or their respective Affiliates. Blackstone’s right to request any Audit Assistance shall expire seventy five (75) days after Closing. The provisions of this Section 18.20 shall survive Closing and/or any termination of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal as of the date first written above.

STEADFAST: STEADFAST INCOME REIT, INC., a Maryland corporation By: /s/ Ella Neyland_____________ Name: Ella Neyland Title: President

COMPANY:

BREIT STEADFAST MF JV LP, a Delaware limited partnership

By: BREIT STEADFAST MF GP LLC, its general partner

By: /s/ Olivia Hamlet___________________
Name: Olivia Hamlet
Title: Managing Director and Vice President

BLACKSTONE:

BREIT STEADFAST MF PARENT LLC, a Delaware limited liability company

By: /s/ Olivia Hamlet___________________
Name: Olivia Hamlet
Title: Managing Director and Vice President

BREIT STEADFAST MF GP LLC, a Delaware limited liability company

By: /s/ Olivia Hamlet___________________
Name: Olivia Hamlet
Title: Managing Director and Vice President

[Signature Page to Contribution Agreement]

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Earnest Money and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT: LEXINGTON NATIONAL LAND SERVICES By: /s/ Fanny Trataros____________________ Name: Fanny Trataros____________________ Title: Sr. Underwriter/Counsel______________ Date: Nov 10, 2017